                                                                    Exhibit 10.1

                                FUNDING AGREEMENT

                                   ----------

                    SOCIETE DES MINES DE TAPARKO (SOMITA, SA)

                                       AND

                                ROYAL GOLD, INC.

                                   ----------

                            TAPARKO - BOUROUM PROJECT
                            REPUBLIC OF BURKINA FASO

                                   $35,000,000

                          DATED AS OF DECEMBER 1, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS AND REFERENCES.....................................     1

   SECTION 1.1  DEFINED TERMS............................................     1
   SECTION 1.2  EXHIBITS AND SCHEDULES; ADDITIONAL DEFINITIONS...........    10
   SECTION 1.3  AMENDMENT OF DEFINED INSTRUMENTS.........................    10
   SECTION 1.4  REFERENCES AND TITLES....................................    10
   SECTION 1.5  JOINT PREPARATION; CONSTRUCTION OF INDEMNITIES AND
                RELEASES.................................................    11
   SECTION 1.6  CURRENCY.................................................    11

ARTICLE II THE FUNDING...................................................    11

   SECTION 2.1  COMMITMENT TO FUND.......................................    11
   SECTION 2.2  REQUESTS FOR TRANCHES....................................    11
   SECTION 2.3  USE OF FUNDS.............................................    12
   SECTION 2.4  SECURITY.................................................    12
   SECTION 2.5  PROJECT ENGINEER.........................................    12

ARTICLE III CONDITIONS PRECEDENT AND SUBSEQUENT TO FUNDING...............    13

   SECTION 3.1  CONDITIONS TO DISBURSEMENT OF FIRST TRANCHE..............    13
   SECTION 3.2  CONDITIONS TO DISBURSEMENT OF SECOND TRANCHE.............    14
   SECTION 3.3  ADDITIONAL CONDITIONS PRECEDENT..........................    17
   SECTION 3.4  CONDITION SUBSEQUENT.....................................    18

ARTICLE IV REPRESENTATIONS AND WARRANTIES................................    18

   SECTION 4.1  ORGANIZATION AND GOOD STANDING...........................    18
   SECTION 4.2  POWER; AUTHORIZATION.....................................    18
   SECTION 4.3  NO CONFLICTS OR CONSENTS.................................    18
   SECTION 4.4  ENFORCEABLE OBLIGATIONS..................................    19
   SECTION 4.5  OTHER OBLIGATIONS AND RESTRICTIONS.......................    19
   SECTION 4.6  FINANCIAL CONDITION......................................    19
   SECTION 4.7  CAPITALIZATION OF SOMITA.................................    20
   SECTION 4.8  RELATIONSHIP BETWEEN SOMITA AND ITS PARENT COMPANIES.....    20
   SECTION 4.9  FULL DISCLOSURE..........................................    20
   SECTION 4.10 LITIGATION...............................................    21
   SECTION 4.11 LABOR DISPUTES AND ACTS OF GOD...........................    21
   SECTION 4.12 SUBSIDIARIES.............................................    21
   SECTION 4.13 BANK ACCOUNTS............................................    21
   SECTION 4.14 EASEMENTS, PROPERTY INTERESTS, PERMITS, UTILITIES, ETC...    21
   SECTION 4.15 ENVIRONMENTAL MATTERS....................................    21
   SECTION 4.16 PROJECT COST AND PROJECT COMPLETION......................    22

   SECTION 4.17 PROJECTIONS..............................................    22
   SECTION 4.18 INTEREST IN LAND.........................................    22
   SECTION 4.19 PROJECT DOCUMENTS........................................    22
   SECTION 4.20 NO SOVEREIGN IMMUNITY....................................    22
   SECTION 4.21 TAXES AND REPORTS........................................    23
   SECTION 4.22 DEFAULTS.................................................    23

ARTICLE V AFFIRMATIVE COVENANTS..........................................    23

   SECTION 5.1  PROJECT COMPLETION.......................................    23
   SECTION 5.2  COMPANY OPERATIONS; MAINTENANCE OF PROJECT...............    23
   SECTION 5.3  PAYMENT AND PERFORMANCE..................................    24
   SECTION 5.4  COMPLIANCE WITH AGREEMENTS AND LAW.......................    24
   SECTION 5.5  BOOKS, FINANCIAL STATEMENTS AND REPORTS..................    24
   SECTION 5.6  ACCESS AND INSPECTIONS...................................    26
   SECTION 5.7  NOTICE OF MATERIAL EVENTS................................    26
   SECTION 5.8  MAINTENANCE OF EXISTENCE AND QUALIFICATIONS..............    27
   SECTION 5.9  PAYMENT OF TRADE LIABILITIES, TAXES, ETC.................    27
   SECTION 5.10 INSURANCE................................................    27
   SECTION 5.11 STUDIES, PROTOCOLS AND ACTION PLANS......................    29
   SECTION 5.12 GOVERNMENT APPROVALS AND NOTICES.........................    29
   SECTION 5.13 REFINING CONTRACTS.......................................    30
   SECTION 5.14 EVIDENCE OF COMPLIANCE...................................    30
   SECTION 5.15 FURTHER ASSURANCES.......................................    30

ARTICLE VI NEGATIVE COVENANTS............................................    30

   SECTION 6.1  INDEBTEDNESS.............................................    30
   SECTION 6.2  LIMITATION ON LIENS......................................    30
   SECTION 6.3  PROJECT ABANDONMENT......................................    31
   SECTION 6.4  LIMITATION ON MERGERS, ISSUANCES OF SECURITIES...........    31
   SECTION 6.5  LIMITATION ON ASSET DISPOSITION..........................    31
   SECTION 6.6  LIMITATION ON DIVIDENDS AND REDEMPTIONS..................    31
   SECTION 6.7  LIMITATION ON INVESTMENTS AND NEW BUSINESSES.............    32
   SECTION 6.8  TRANSACTIONS WITH AFFILIATES.............................    32
   SECTION 6.9  CONTRACTS................................................    32
   SECTION 6.10 NO SUBSIDIARIES..........................................    32
   SECTION 6.11 SATISFACTION OF CONDITIONS PRECEDENT.....................    32

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES...............................    32

   SECTION 7.1  EVENTS OF DEFAULT........................................    32
   SECTION 7.2  REMEDIES.................................................    34

ARTICLE VIII MISCELLANEOUS...............................................    35

   SECTION 8.1  WAIVERS AND AMENDMENTS; ACKNOWLEDGMENTS..................    35
   SECTION 8.2  SURVIVAL OF AGREEMENTS; CUMULATIVE NATURE................    36
   SECTION 8.3  NOTICES..................................................    36
   SECTION 8.4  PAYMENT OF EXPENSES; INDEMNITY...........................    37
   SECTION 8.5  PARTIES IN INTEREST; ASSIGNMENTS.........................    39
   SECTION 8.6  CONFIDENTIALITY..........................................    39
   SECTION 8.7  GOVERNING LAW............................................    39
   SECTION 8.8  LIMITATION ON INTEREST...................................    40
   SECTION 8.9  TERMINATION; LIMITED SURVIVAL............................    40
   SECTION 8.10 SEVERABILITY.............................................    40
   SECTION 8.11 COUNTERPARTS; FACSIMILE EXECUTION........................    40
   SECTION 8.12 DISPUTE RESOLUTION.......................................    40
   SECTION 8.13 SERVICE OF PROCESS.......................................    42
   SECTION 8.14 ENGLISH LANGUAGE.........................................    43
   SECTION 8.15 TERMINATION OF AGREEMENT.................................    43
   SECTION 8.16 GOOD FAITH AND FAIR DEALING..............................    43

                             SCHEDULES AND EXHIBITS

Schedule I    - Bouroum Permit
Schedule II   - Taparko Permit
Schedule III  - Completion Test and Process
Schedule IV   - Taparko Mining Convention
Schedule V    - Tranche Funding Schedule
Schedule VI   - Project Milestones Schedule
Schedule 4.13 - Bank Accounts

Exhibit A-1   - Form of Initial Guaranty
Exhibit A-2   - Form of Guaranty
Exhibit B-1   - Form of Initial Pledge
Exhibit B-2   - Form of Pledge
Exhibit C     - Form of CAT Agreement
Exhibit D-1   - Form of Conveyance of Production Payments
Exhibit D-2   - Form of Conveyance of Tail Royalty and Grant of Milling Fee
Exhibit E     - Form of Funding Request
Exhibit F     - Form of Project Engineer Certificate
Exhibit G     - Form of Responsible Officer Certificate
Exhibit H-1   - Form of Legal Opinions to be delivered at Closing Date
Exhibit H-2   - Form of Legal Opinions to be delivered at Second Funding
Exhibit I     - Form of Certificate Accompanying Financial Statements
Exhibit J     - Form of Monthly Construction Report
Exhibit K     - Form of Monthly Operations Report

                                FUNDING AGREEMENT

     This FUNDING AGREEMENT (this "Agreement") dated as of December 1, 2005, is by and between Societe des Mines de Taparko, also known as SOMITA, SA, a societe anonyme formed under the laws of the Republic of Burkina Faso ("Somita"), and ROYAL GOLD, INC., a corporation formed under the laws of Delaware, USA ("Royal Gold").

                                    RECITALS

     A. Somita intends to develop the Taparko/Bouroum gold mine project in the Republic of Burkina Faso, which will include construction of a mine, support facilities and CIL plant capable of milling and processing one million (1,000,000) tonnes of ore per year.

     B. Somita desires to obtain funding in the amount of US $35,000,000 for additional costs of development of the Taparko/Bouroum gold mine project and has requested that Royal Gold provide such funding.

     C. Royal Gold is in the business of acquiring and managing precious metals royalty interests and providing funding to enterprises in exchange for such interests. Royal Gold is agreeable to provide such funding to Somita on the terms and conditions set forth herein.

                                    AGREEMENT

     In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                           DEFINITIONS AND REFERENCES

     SECTION 1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

     "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to:

     (a) vote 5% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

     (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agreement" means this Funding Agreement.

     "Availability Period" means the period commencing on the Closing Date and ending on the earliest to occur of (i) February 28, 2007, (ii) the Completion Date (provided, however, that Somita shall have the right to request disbursement of the full amount of the Funding if the Completion Date occurs prior to February 28, 2007, and total amount of the Funding has not yet been disbursed to Somita), or (iii) the date on which Royal Gold has disbursed the total amount of the Funding to Somita.

     "Average Gold Price" means, for any calendar month, the average daily P.M. price fixed for gold by the London Bullion Association as reported in the Wall Street Journal or any other agreed-upon successor publication for the applicable calendar month.

     "Bouroum Mining Convention" means the mining investment convention to be executed by HRG and the Minister for Energy and Mines on behalf of the Government, at a date not later than as set forth in the Project Milestones Schedule.

     "Bouroum Permit" means Decree No. 2005-342/PRES/PM/MCE/MFB issued by the Government on June 21, 2005, a copy of which is attached hereto as Schedule I.

     "Bouroum Lands" means all of the land included in the Bouroum Permit, being approximately 11.7 square kilometers, which land is more particularly described in Schedule I attached hereto.

     "Business Day" means any day, other than a Saturday, Sunday or a legal holiday in Colorado or Ontario or Ouagadougo or a day on which banking institutions are required or authorized to close in any of such cities.

     "Canadian GAAP" means those generally accepted accounting principles and practices which are set out from time to time in the Handbook of the Canadian Institute of Chartered Accountants (or any generally recognized successor) If any change in any accounting principle or practice is required by the Canadian Institute of Chartered Accountants (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder or in connection herewith may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Royal Gold.

     "CAT" means Caterpillar Financial Services Corporation or such other equipment financier as suggested by Somita and accepted by Royal Gold, acting reasonably.

     "CAT Agreement" means the CAT Agreement entered into or to be entered into between Somita and CAT, substantially in the form of Exhibit C.

     "Change of Control" means the occurrence of any of the following: (a) the adoption of a plan relating to the merger, consolidation, liquidation or dissolution of Somita, or (b) HRG shall cease to own, directly or indirectly, at least 51%, in the aggregate, of the stock or voting interests of Somita.

     "Closing Date" means the date on which Royal Gold funds the First Tranche of the Funding.

     "Completion Date" means the date on which Project Completion occurs.

     "Completion Test" means the requirements described on Schedule III.

     "Conveyance of Production Payments" means the Conveyance of Production Payments, which contains the grant of PP1 and PP2 production payments, to be executed by Somita in form and substance as set forth in Exhibit D-1 hereto.

     "Conveyance of Tail Royalty and Grant of Milling Fee" means the Conveyance of Tail Royalty and Grant of Milling Fee, which contains the grant of the Tail Royalty and the agreement to pay the Milling Fee, to be executed by Somita in form and substance as set forth in Exhibit D-2 hereto.

     "Corrupt Practices Laws" means (a) the Foreign Corrupt Practices Act of 1977 (Pub.L. No. 95-213, Sections 101-104), as amended, and (b) any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices.

     "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

     "Development Plan" or "Plan" means the Bankable Feasibility Study for the Taparko/Bouroum Gold Project prepared by HRG dated May 2004, which describes, among other things, details for the completion and installation of the processing plant, equipment and related infrastructure, together with the updates to the financial projections contained therein as have been furnished to Royal Gold prior to the date hereof.

     "Distribution" means (a) any dividend or other distribution made by Somita on or in respect of any stock, partnership interest, membership interest, or other equity interest in Somita (including any option or warrant to buy such an equity interest) or (b) any payment made by Somita to purchase, redeem, acquire or retire any stock, partnership interest, membership interest or other equity interest in Somita (including any such option or warrant).

     "Dollars" or "$" means the lawful money of the United States of America.

     "Environmental Laws" means any and all Laws of the Government of the Republic of Burkina Faso relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "Events of Default" has the meaning given to such term in Section 7.1.

     "Financial Model" means the cash flow model, which shall reflect all relevant pre and post construction and operating information from the Development Plan.

     "Financial Statements" means, with respect to any Person, such Person's quarterly or annual balance sheet and statements of income, retained earnings, and sources and application of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous Fiscal Year, each prepared in Dollars (except those prepared in respect of HRG, which are prepared in Canadian dollars) in accordance with Canadian GAAP, provided, however, that any such quarterly balance sheets or statements of income, retained earnings or sources and application of funds will be unaudited, will be subject to normal year-end audit adjustments and, to the extent that they will not include footnotes, need not be in accordance with Canadian GAAP.

     "First Tranche" means the initial Tranche of the Funding in the amount of $6,414,000 (as set forth in the Funding Schedule), which tranche shall be funded on the Closing Date.

     "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

     "Fiscal Year" means a twelve-month period ending on December 31 of any year.

     "Funding" means on any date, the aggregate of the amount of the Tranches disbursed by Royal Gold.

     "Funding Documents" means this Agreement, the Initial Guaranty, the Initial Pledge, the Guaranty, the Pledge, the Somita Assignments and all other agreements, certificates, documents, notices, instruments and writings delivered pursuant to Sections 3.1 through 3.3 and all other writings executed by Somita, HRG, International or Shareholder and delivered in connection herewith or therewith.

     "Funding Request" means a written request, or a telephonic request followed by a written confirmation, made by Somita which meets the requirements of
Section 2.2.

     "Government" means the Government of the Republic of Burkina Faso, including, without limitation, the executive, legislative and judicial branches thereof, and each and every ministry, board, bureau, department and commission thereof, including, without limitation, the Ministry for Energy and Mines.

     "Guaranty" means the Guaranty by HRG, in form and substance set forth in Exhibit A-2 hereto.

     "HRG" has means High River Gold Mines Ltd., a corporation formed under the federal laws of Canada.

     "HRG Equity Commitment" means the contribution by HRG, or other arrangement for funding by third parties, of at least $24,000,000, inclusive of amounts contributed as of the date of this Agreement, as detailed in the Financial Model.

     "ICC" has the meaning set forth in Section 8.12.

     "Indebtedness" of any Person means Liabilities in any of the following categories (without duplication):

     (a) Liabilities for borrowed money or arising out of any credit facility, including without limitation, any obligation or credit facility denominated in gold or any other commodity;

     (b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

     (c) Liabilities evidenced by a bond, debenture, note or similar instrument;

     (d) Liabilities which (i) would under Canadian GAAP be shown on such Person's balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

     (e) Liabilities arising under conditional sales or other title retention agreements with respect to property acquired by such Person;

     (f) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

     (g) Liabilities consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property (for example, obligations of such type under repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements);

     (h) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

     (i) Liabilities with respect to banker's acceptances; or

     (j) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the "Indebtedness" of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days after the date the respective goods are delivered or the respective services are rendered, other than Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with Canadian GAAP.

     "Initial Guaranty" means the Guaranty Agreement by HRG, to be executed in connection with the funding by Royal Gold of the First Tranche, in form and substance set forth in Exhibit A-1 hereto.

     "Initial Pledge" means the Pledge Agreement by HRG and Royal Gold, to be executed in connection with the funding by Royal Gold of the First Tranche, in form and substance as set forth in Exhibit B-1 hereto.

     "International" means High River Gold Mines (International) Ltd., a corporation formed under the laws of the Cayman Islands.

     "Investment" means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of equity interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

     "Law" means any statute, law (including Environmental Laws), regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the Republic of Burkina Faso, the United States, or Canada or any securities exchange, province, state or political subdivision thereof or of any other foreign country or any department, province or other political subdivision thereof having jurisdiction. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

     "Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to Canadian GAAP.

     "LIBOR" means the rate per annum (rounded upwards if necessary to the nearest whole one-sixteenth of one percent (1/16%)) equal to (a) the average of the offered rates as of 11:00 a.m., London time, on the date of determination appearing on the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) for Dollar deposits for the relevant period of time, or (b) if fewer than two offered rates appear o the display referred to in clause (a) above, the rate determined by the Lender (which determination shall be conclusive in the absence of manifest error) to be the average of the rates at which banks are offered Dollar deposits for the relevant period of time in the interbank Eurodollar market at about 11:00 a.m., London time.

     "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Material Adverse Effect" means a material and adverse change in (i) the Project, (ii) the business, operations, prospects, condition (financial or otherwise), or property of Somita or (until the Completion Date) HRG, (iii) the ability of Somita or any other party to perform in a timely manner its material obligations under any of the Funding Documents, (iv) the validity or enforceability of any material provision of any Funding Document, or (v) the rights and remedies of Royal Gold under any of the Funding Documents.

     "Maximum Amount" means the amount of $35,000,000, or such other amount to which the parties to the Agreement may agree in writing.

     "MDM" means MDM Ferroman (Proprietary) Limited, a company incorporated under the laws of South Africa.

     "Milling Fee" means the mill throughput fee identified as the "Milling Fee" in the Conveyance of Tail Royalty and Grant of Milling Fee.

     "Mining Law" means, collectively, the Kiti Decree No. AN VIII-0328 of 4/6/91 on land reform in Burkina Faso as amended by decree 93-252; Act No. 14-93/ADP instituting a mining investments code; Decree No. 2000-629 relating to operations conducted under mining titles; and Act No. 031-2003/AN instituting a new mining code.

     "Mining Rights" means all interests in the surface of any lands, the minerals in or that may be extracted from any lands, all water rights, all easements, rights-of-way, inurements and other rights and interests used by Somita or necessary or advisable to implement the Development Plan and operate the Project.

     "Obligations" means all Liabilities from time to time owing by Somita or any Responsible Party to Royal Gold under or pursuant to any of the Funding Documents, and "Obligation" means any part of the Obligations.

     "Parties" means Royal Gold and Somita, together with any other Person that may be a party to this Agreement from time to time.

     "Permitted Liens" means:

     (a) Liens created pursuant to this Agreement or the other Funding
Documents;

     (b) Liens imposed by statute for amounts not yet due and payable;

     (c) Liens imposed by the Taparko Mining Convention or governing law for taxes, assessments or charges not yet due and payable;

     (d) Carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's, or other like Liens which do not secure Indebtedness arising in the ordinary course of business for amounts which are not more than sixty (60) days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of Somita in accordance with Canadian GAAP;

     (e) Liens in respect of purchase money obligations, operating leases, and equipment financing, provided that such Indebtedness is permitted under Section 7.1; or

     (f) Liens arising under or pursuant to the CAT Agreement, provided such Liens affect only the equipment financed thereby.

     "Person" means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Tribunal, or any other legally recognizable entity.

     "Pledge" means the Pledge Agreement to be executed by Somita, International, Shareholder and Royal Gold in form and substance as set forth in Exhibit B-2 hereto.

     "PP1" means the production payment identified as "PP1" in the Conveyance of Production Payments.

     "PP2" means the production payment identified as "PP2" in the Conveyance of Production Payments.

     "PP1 and PP2 Obligations" means all obligations and amounts owing under PP1 and PP2.

     "Project" means the development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and a plant capable of milling and processing 1,000,000 tonnes of ore per year, all as more particularly set forth in the Development Plan.

     "Project Assets" means all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or hereafter acquired by or for the benefit of Somita, which are used or intended for use in or forming part of the Project.

     "Project Completion" means satisfaction of all requirements of the Completion Test.

     "Project Engineer" has the meaning set forth in Section 2.5.

     "Project Milestones Schedule" means the milestones to be completed in the construction of the Project and the dates therefor set forth in Schedule VI hereto.

     "Properties" means the Taparko Lands and the Bouroum Lands, collectively.

     "Refining Contracts" means, at any time, all agreements then in force pursuant to which Somita has the right to sell, or to have toll refined, gold, gold dore or gold ore.

     "Request for Arbitration" has the meaning set forth in Section 8.12.

     "Responsible Officer" means, with respect to Persons other than Somita, a Director, President, Vice President or Chief Financial Officer of such Person, and with respect to Somita, a Director of Somita.

     "Responsible Party" means in respect of each of the Funding Documents, each of Somita, HRG, International and Shareholder who is a signatory to such Funding Document, and their respective successors and assigns.

     "Royal Gold" has the meaning set forth in the Preamble.

     "Rules" has the meaning set forth in Section 8.12.

     "Second Tranche" means the second Tranche of the Funding, the request for which shall be received by Royal Gold in a Funding Request and shall be disbursed by Royal Gold to Somita following the satisfaction or waiver by Royal Gold of all of the conditions precedent set forth in Section 3.2 and Section 3.3, together with any other restriction placed upon the funding of Tranches in this Agreement.

     "Secretariat" has the meaning set forth in Section 8.12.

     "Shareholder" means High River Gold Mines (West Africa) Ltd., a corporation formed under the laws of the Cayman Islands.

     "Somita" has the meaning set forth in the Preamble.

     "Somita Assignments" means, collectively, the Conveyance of Production Payments and the Conveyance of Tail Royalty and Grant of Milling Fee.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

     "Tail Royalty" means the royalty identified as the "Tail Royalty" in the Conveyance of Tail Royalty and Grant of Milling Fee.

     "Taparko Mining Convention" means the mining investment convention signed by HRG and the Minister for Energy and Mines on behalf of the Government on December 15, 1995, a copy of which is attached here to as Schedule IV.

     "Taparko Permit" means Decree No. 2004-329/PRES/PM/MCE/MFB/ MEDE/MECV issued by the Government on August 6, 2004, a copy of which is attached hereto as Schedule II.

     "Taparko Lands" means that portion of the land included in the Taparko Permit that is more particularly described in Schedule II hereto, being approximately 34.7 square kilometers out of the total 666.5 square kilometers included in such permit.

     "Tranche" means the amount of each disbursement of the Funding by Royal Gold, as set forth in the Tranche Funding Schedule, including, without limitation, the First Tranche and the Second Tranche.

     "Tranche Funding Schedule" means the amounts and the dates on which such amounts are to be funded, subject to the conditions set forth in this Agreement, set forth on Schedule V hereto.

     "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the Republic of Burkina Faso, the United States of America, Canada or any other country having jurisdiction, or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality thereof, whether now or hereafter constituted or existing.

     SECTION 1.2 EXHIBITS AND SCHEDULES; ADDITIONAL DEFINITIONS. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

     SECTION 1.3 AMENDMENT OF DEFINED INSTRUMENTS. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

     SECTION 1.4 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by Canadian GAAP, as applied by the accounting entity to which they refer. References to "days" shall mean calendar days, unless the term "Business Day" is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

     SECTION 1.5 JOINT PREPARATION; CONSTRUCTION OF INDEMNITIES AND RELEASES. This Agreement and the other Funding Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Funding Document to be construed against any party because of its role in drafting such Funding Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

     SECTION 1.6 CURRENCY. All amounts stated herein are in Dollars unless specifically stated otherwise.

                                   ARTICLE II

                                   THE FUNDING

     SECTION 2.1 COMMITMENT TO FUND. Subject to the terms and conditions hereof, Royal Gold shall disburse Tranches to Somita upon Somita's request during the Availability Period, up to the Maximum Amount. As consideration for the Funding, Somita shall deliver to Royal Gold the Somita Assignments. Notwithstanding anything contained herein to the contrary, in the event that Project Completion is achieved prior to disbursement of the total amount of the Funding to Somita, and provided that all conditions precedent to funding of a Tranche have been satisfied, Somita shall be entitled to request, on or before February 28, 2007, disbursement of the undisbursed amount of the Funding.

     SECTION 2.2 REQUESTS FOR TRANCHES. Subject to the conditions set forth in
Article III, Somita may request Tranches to be disbursed in accordance with the Tranche Funding Schedule. To request the disbursement of a Tranche (other than the First Tranche), Somita shall deliver to Royal Gold a funding request (a "Funding Request") in the form set forth as Exhibit E, together with a Project Engineer Certificate in the form set forth as Exhibit F and a Certificate from a Responsible Officer of Somita in the form set forth as Exhibit G. Each Funding Request must be received by Royal Gold not later than 10:00 a.m., Denver, Colorado time, at least five (5) Business Days prior to the date on which such Tranche is requested to be made. Unless Royal Gold shall have notified Somita within five (5) Business Days after receipt of such Funding Request of a reason why such funding should not be made (such as failure of a condition precedent), Royal Gold shall disburse such Tranche to Somita on the requested funding date by wire transfer to High River's Toronto bank account, the details of which shall be provided in the Funding Request. Somita hereby directs Royal Gold to disburse each Tranche to HRG on behalf of Somita, to be used by Somita as provided in Section 2.3 below. For greater certainty, in the event that the Project Engineer has not responded within five (5) Business Days to Somita in respect of any Project Engineer Certificate submitted to the Project Engineer for approval as part of the request process set forth herein, the Project Engineer shall be deemed to have approved the form and content of such Project Engineer Certificate.

     SECTION 2.3 USE OF FUNDS. Somita shall use each Tranche only for repayment of intercompany loans, as contemplated by the Funding Schedule, and development and operation of the Project pursuant to the Development Plan.

     SECTION 2.4 SECURITY. As security for the Funding, Somita shall cause Shareholder and International to execute and deliver the Pledge to Royal Gold on the date of disbursement of the Second Tranche. As security for the First Tranche, Somita shall cause HRG to execute and deliver the Initial Guaranty and Initial Pledge to Royal Gold.

     SECTION 2.5 PROJECT ENGINEER.

     (a) Until the Completion Test shall have been satisfied, Royal Gold, at the expense of HRG, shall engage Don Beesley as the project engineer ("Project Engineer"); provided that Royal Gold may engage any other person in replacement of Don Beesley, at the expense of HRG, with the consent of Somita and HRG, not to be unreasonably withheld, to act on behalf of Royal Gold as the Project Engineer.

     (b) Royal Gold shall engage the Project Engineer, to do, without limitation, the following: (i) review the Development Plan, (ii) review requests for disbursement of Tranches, (iii) monitor the application of proceeds of the Funding, (iv) monitor the pace and quality of construction of the Project under the construction plan, (v) monitor and provide certification that the terms of the Completion Test have been passed satisfactorily, (vi) conduct a detailed technical, social and environmental review of the Project and the completeness and appropriateness of the provisions in all material Project contracts and any warranty provisions contained therein, (vii) review the updates to the Development Plan, (viii) certify the achievement of items under the Project Milestones Schedule, and (ix) review all monthly reports produced by Somita and major contractors for the Project.

     (c) Until the Completion Test shall have been satisfied, the Project Engineer shall conduct site visits in accordance with Section 5.6.

     (d) Royal Gold shall request that the Project Engineer (i) submit all reports in connection with the Project simultaneously to HRG and Royal Gold for comment, and (ii) deliver to HRG a copy of all finalized reports as submitted to Royal Gold.

                                   ARTICLE III

                 CONDITIONS PRECEDENT AND SUBSEQUENT TO FUNDING

     SECTION 3.1 CONDITIONS TO DISBURSEMENT OF FIRST TRANCHE. The agreement of Royal Gold to disburse the First Tranche shall become effective on the date on which the following conditions precedent and the conditions precedent set forth in Section 3.3 shall have been satisfied (unless another time period is specified herein), or shall have been waived in writing by Royal Gold or made subject to post-closing covenants:

     (a) Due Diligence. The results of technical, financial and legal due diligence shall be acceptable to Royal Gold, including:

          (i) a technical review of the Development Plan by the Project
Engineer;

          (ii) Project Engineer confirmation that the Development Plan is designed to meet all applicable local laws, and is in accordance with acceptable industry practice including maintaining a minimum of local standards and World Bank environmental guidelines (applicable under, World Bank and IFC Pollution, Prevention and Abatement Guidelines and the applicable IFC Safeguard Policies), and where practicable, the International Cyanide Code and the Equator Principles;

          (iii) review by or on behalf of Royal Gold of the Financial Model prior to the Closing Date to the satisfaction of Royal Gold, acting reasonably, which shall include verification of the following inputs: capital expenditure, operating costs, working capital and production; and

          (iv) confirmation to the satisfaction of Royal Gold and warranty by HRG that all necessary authorizations have been obtained for the execution and performance of this Agreement, the Initial Guaranty and the Initial Pledge, including, without limitation, all authorizations required by each of Somita's and HRG's organizational documents.

     (b) Required Documents. Royal Gold shall have received the following documents, duly executed and delivered and in form, substance and date satisfactory to Royal Gold:

          (i) this Agreement;

          (ii) the Initial Guaranty (which shall be released and returned to HRG upon disbursement of the Second Tranche);

          (iii) the Initial Pledge (which shall be released and returned to HRG upon disbursement of the Second Tranche); and

          (iv) any other documents to be executed to ensure the effectiveness of
(i) - (iii) above.

     (c) Legal Opinions. Royal Gold shall have received the executed legal opinions of legal counsel to Somita and/or HRG reasonably acceptable to Royal Gold with respect to matters under the laws of Canada and the Republic of Burkina Faso, in the forms attached hereto as Exhibit H-1.

     (d) Additional Certificates. Royal Gold shall have received an "Omnibus Certificate" of the Responsible Officers of each of Somita and HRG, which shall contain the names and signatures of the officers of such entity authorized to execute Funding Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the members or board of directors of such entity and in full force and effect at the Closing Date, authorizing the execution of this Agreement and the other Funding Documents delivered or to be delivered on the Closing Date in connection herewith and the consummation of the transactions contemplated herein and therein, and (ii) certified or notarial or otherwise conformed copies of constituent documents and all amendments thereto, certified by the appropriate official of such entity's place of organization.

     (e) Material Adverse Effect. No Material Adverse Effect, nor any event or circumstance that could have a Material Adverse Effect, shall have occurred with respect to Somita, HRG, International or Shareholder on or before the Closing Date.

     SECTION 3.2 CONDITIONS TO DISBURSEMENT OF SECOND TRANCHE. The agreement of Royal Gold to disburse the Second Tranche shall become effective on the date on which the following conditions precedent shall have been satisfied (unless (i) another time period is specified herein, or (ii) such condition precedent was satisfied on the Closing Date and the continuing satisfaction of such condition precedent in connection with the disbursement of the Second Tranche is not required by Royal Gold), or shall have been waived in writing by Royal Gold:

     (a) Due Diligence. The results of technical, financial and legal due diligence shall be acceptable to Royal Gold, including:

          (i) a technical review of the Development Plan by the Project Engineer (to the extent of any changes since the Closing Date);

          (ii) Project Engineer confirmation that the Development Plan is designed to meet all applicable local laws, and is in accordance with acceptable industry practice including maintaining a minimum of local standards and World Bank environmental guidelines (applicable under, World Bank and IFC Pollution, Prevention and Abatement Guidelines and the applicable IFC Safeguard Policies), and where practicable, the International Cyanide Code and the Equator Principles;

          (iii) evidence that all Tribunal and third party consents, licenses, approvals and authorizations necessary in connection with the commencement of construction of the Project are in place, and Somita and, to the best knowledge of Somita, contractors for the Project are in compliance therewith;

          (iv) review by or on behalf of Royal Gold of the Financial Model prior to the date of disbursement of the Second Tranche to the satisfaction of Royal Gold, acting reasonably, which shall include verification of the following inputs: capital expenditure, operating costs, working capital and production;

          (v) Project Engineer and Royal Gold satisfaction, acting reasonably and without delay, with the terms and conditions of any proposed construction, materials supply or services contracts for the Project (but only if available in form being considered by Somita for execution), including, without limitation, Royal Gold's approval of the primary contractor and significant subcontractors to be retained for Project construction, and inclusion of performance and delay liquidated damages provisions satisfactory to Royal Gold in such contracts; and

          (vi) confirmation to the satisfaction of Royal Gold and warranty by HRG that (A) the Taparko Mining Convention is valid and in full force and effect, as set forth therein, (B) Somita enjoys the benefits of the Taparko Mining Convention, which HRG holds for the benefit of HRG and Somita, with all rights thereunder indirectly through HRG as if Somita were a party to such agreement, and (C) all necessary authorizations have been obtained for the execution and performance of the Pledge, including, without limitation, all authorizations required by Somita's organizational documents and the Taparko Mining Convention, including, without limitation, Article 8.2 of the Taparko Mining Convention.

     (b) Required Documents. Royal Gold shall have received the following documents, duly executed and delivered and in form, substance and date satisfactory to Royal Gold:

          (i) the Guaranty;

          (ii) the Pledge;

          (iii) the Somita Assignments;

          (iv) any other documents to be executed to ensure the effectiveness of
(i) - (iii) above;

          (v) any document related to Project construction requested by Royal Gold;

          (vi) all such other agreements, documents or actions which in the opinion of Royal Gold or legal counsel to Royal Gold in the Republic of Burkina Faso are necessary or advisable to secure the payment of all amounts due or to become due hereunder and under the Somita Assignments;

          (vii) all other agreements and instruments pursuant to the terms of which Somita has or could in the future have any obligation or liability, contingent or actual, to HRG or any Affiliate of HRG (other than agreements or instruments for compensation of officers of Somita for their services as such at a rate established on an arm's length basis); and

          (viii) other construction, supply, lease, management or other relevant contracts reasonably required as conditions of Funding.

     (c) Legal Opinions. Royal Gold shall have received the executed legal opinions of legal counsel to Somita and/or HRG reasonably acceptable to Royal Gold with respect to matters under the laws of Canada, the Republic of Burkina Faso and the Cayman Islands, in the forms attached hereto as Exhibit H-2.

     (d) Evidence of Insurance. Royal Gold shall have received certificates or binders, acceptable to Royal Gold in its reasonable discretion, evidencing that insurance as required by Section 5.10 is in effect on the date of disbursement of the Second Tranche.

     (e) Additional Certificates. Royal Gold shall have received an "Omnibus Certificate" of the Responsible Officers of each of Somita, HRG, International and Shareholder, which shall contain the names and signatures of the officers of such entity authorized to execute Funding Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the members or board of directors of such entity and in full force and effect as of the date of the disbursement of the Second Tranche, authorizing the execution of the Funding Documents delivered or to be delivered in connection therewith and the consummation of the transactions contemplated therein, and (ii) certified or notarial or otherwise conformed copies of constituent documents and all amendments thereto, certified by the appropriate official of such entity's place of organization.

     (f) Material Adverse Effect. No Material Adverse Effect, nor any event or circumstance that could have a Material Adverse Effect, shall have occurred with respect to Somita, HRG, International or Shareholder on or before the date of disbursement of the Second Tranche.

     (g) Government Approvals. To the extent that Royal Gold shall have requested the same, and if available, Royal Gold shall have received copies, certified by a Responsible Officer of Somita as true and complete and in full force and effect, of any registration, declaration, filing, governmental consent, license, approval, authorization, or permit required by the Government or, in the opinion of legal counsel to Royal Gold in the Republic of Burkina Faso, necessary or advisable to implement and complete the Development Plan and operate the Project.

     (h) Rights in Project Assets and Mining Rights. Royal Gold shall have received evidence in form and substance satisfactory to it that Somita has good title to (i) all of the Project Assets and Mining Rights that it owns or purports to own, free and clear of all liens or claims (other than Permitted Liens) and (ii) such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with the development of the Project substantially in accordance with the Development Plan. All such Project Assets, Mining Rights and other rights shall be sufficient in scope and substance for the development of the Project as contemplated by the Development Plan.

     (i) Development Plan. Royal Gold shall have received and approved all updates to the Development Plan to the extent such updates were not provided on the Closing Date.

     (j) Construction Contractor. Royal Gold shall have received evidence of (i) an executed agreement with MDM, or alternate construction contractor, with respect to the Project, and (ii) completion guarantees, bonds and/or cash deposits to be provided by MDM, or alternate construction contractor, and major contractors and subcontractors, all of which shall be satisfactory in form, substance and amount to Royal Gold, and with financial institutions or other issuers acceptable to Royal Gold.

For certainty, the Second Tranche shall be in an amount sufficient, and is intended to be used by Somita, to reimburse HRG for all amounts expended on the Project by HRG through Somita for the period from the date of the First Tranche to the date of the Second Tranche.

     SECTION 3.3 ADDITIONAL CONDITIONS PRECEDENT. Royal Gold shall have no obligation to disburse any Tranche (including the First Tranche), unless the following conditions precedent have been satisfied:

     (a) All representations, warranties and covenants made by any Responsible Party in this Agreement and any other Funding Document shall be true and accurate on and as of the date of disbursement of such Tranche as if such representations, warranties and covenants had been made as of the date of disbursement of such Tranche, except to the extent that such representation, warranty or covenant was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Royal Gold.

     (b) No Default shall exist at the date of disbursement of such Tranche.

     (c) No Material Adverse Effect, nor any event or circumstance that could have a Material Adverse Effect, shall have occurred.

     (d) The disbursement of such Tranche shall not be prohibited by any Law and shall not subject Royal Gold to any penalty or other onerous condition under or pursuant to any such Law.

     (e) A "Compliance Certificate" of a Responsible Officer of Somita, of even date with each disbursement of a Tranche, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b), (c) and (d) of this Section 3.3.

     (f) All requirements of Somita in Section 2.2 shall have been met.

     (g) Royal Gold shall have received all documents and instruments that it has then reasonably requested, in addition to those described in Section 3.1 in connection with the First Tranche and Section 3.2 in connection with the Second Tranche (including opinions of legal counsel for the Responsible Parties; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of the Responsible Parties), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by Responsible Officers in this Agreement and the other Funding Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be reasonably satisfactory to Royal Gold in form, substance and date.

For further certainty, disbursements of Tranches after disbursement of the First Tranche and the Second Tranche shall only be subject to the conditions set forth in this Section 3.3.

     SECTION 3.4 CONDITION SUBSEQUENT. Somita shall reimburse Royal Gold for all amounts then funded by Royal Gold under the Funding, together with interest thereon at the annual rate of LIBOR plus 2.00%, unless, by February 28, 2006, or such later date up to 30 days set by Royal Gold in its sole discretion, all conditions precedent to the funding of the Second Tranche shall have been satisfied. If by such date, all of (i) the conditions precedent to disbursement of the Second Tranche have not been satisfied, or have not been waived by Royal Gold, (ii) Somita shall have reimbursed Royal Gold as set forth in this Section 3.4, (iii) Somita shall have paid all amounts due under Section 8.4(a), and (iv) no Default shall have occurred and be continuing, this Agreement shall terminate and shall be of no further force and effect, and neither Party shall have any further obligation to the other hereunder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Somita represents and warrants to Royal Gold, as of the Closing Date and at all times that this Agreement is in effect, as follows:

     SECTION 4.1 ORGANIZATION AND GOOD STANDING. Somita is duly organized, validly existing and in good standing under the Laws of the Republic of Burkina Faso, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Somita is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify could not have a Material Adverse Effect.

     SECTION 4.2 POWER; AUTHORIZATION. Somita has the requisite power to own and operate its properties, to carry on its business and the Project, to obtain funding and to create and assign royalties, production payments and milling fees in connection with its rights, properties and assets as and to the extent contemplated by the Funding Documents and to execute, deliver, and perform this Agreement and each of the other Funding Documents to which it is or will be a party. Somita has duly taken all action necessary to authorize the execution and delivery by it of the Funding Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

     SECTION 4.3 NO CONFLICTS OR CONSENTS. The execution and delivery by Somita of the Funding Documents to which it is a party, the performance of its obligations under such Funding Documents, and the consummation of the transactions contemplated by the various Funding

Documents, do not and will not (a) conflict with any provision of (i) any Law,
(ii) its organizational documents, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon it or to which its assets are subject, (b) result in the acceleration of any Indebtedness owed by it, or
(c) result in or require the creation of any Lien upon any assets or properties owned by it except as expressly contemplated or permitted in the Funding Documents. Except as expressly contemplated in the Funding Documents, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required (x) in connection with the execution, delivery or performance of any Funding Document, (y) to consummate any transactions contemplated by the Funding Documents, or (z) for continuous performance of the Project.

     SECTION 4.4 ENFORCEABLE OBLIGATIONS. This Agreement is, and the other Funding Documents when duly executed and delivered will be, legal, valid and binding obligations of Somita, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights.

     SECTION 4.5 OTHER OBLIGATIONS AND RESTRICTIONS. Somita (a) does not have any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Somita or material with respect to Somita's financial condition, and (b) is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could have a Material Adverse Effect.

     SECTION 4.6 FINANCIAL CONDITION.

     (a) Somita's Financial Statements, dated September 30, 2005, which have been furnished to Royal Gold, are complete and correct and fairly present, in all material respects, its financial condition and results of its operations for the period then ended. Somita has no contingent obligation, liability for taxes, material or long-term commitment, or outstanding Indebtedness of any kind except as disclosed in such Financial Statements other than liabilities not in excess of $100,000 in the aggregate outstanding at any one time incurred in ordinary course of business which would not be required to be disclosed in such Financial Statements in accordance with Canadian GAAP. Since the date of such Financial Statements there has been no change in Somita's financial condition or prospects that could have a Material Adverse Effect, and as of the date of this Agreement Somita has not made any Distribution.

     (b) Following the execution of the Funding Documents by Somita and the consummation of the transactions contemplated hereby, (a) Somita will be solvent (as such term is used in applicable federal and state bankruptcy, liquidation, receivership, insolvency or similar Laws), (b) the sum of the absolute and contingent liabilities of Somita, including the Obligations or guarantees thereof, will not exceed the fair market value of Somita's assets, and (c) the capital of Somita will be adequate for the businesses in which Somita is engaged and intends to be engaged. Somita has not incurred (whether under the Funding Documents or otherwise), does not intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. Somita, by executing, delivering or performing its obligations under the

Funding Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to hinder, delay or defraud either its present or future creditors.

     SECTION 4.7 CAPITALIZATION OF SOMITA.

     (a) The authorized capital of Somita consists of 1,000 ordinary shares having a par value of 10,000 CFA (Central Franc Afrique) per share of which 1,000 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Ninety percent (90%) of the issued and outstanding shares are owned beneficially and of record by Shareholder, and ten percent (10%) the issued and outstanding shares are owned beneficially and of record by the Government. There are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the capital stock of Somita.

     (b) One hundred percent (100%) of the issued and outstanding shares of capital stock of Shareholder is owned beneficially and of record by International, and all such issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the capital stock of Shareholder.

     SECTION 4.8 RELATIONSHIP BETWEEN SOMITA AND ITS PARENT COMPANIES. Other than (a) subrogation rights of the HRG arising from the Guaranty, (b) arrangements for compensation of officers, employees or directors of Somita for their services as such at a rate established on an arm's length basis, (c) intercompany indebtedness as referred to in the Financial Statements described in Section 4.6 and (d) fees payable in respect of the Project as per the Financial Model, Somita has no obligation or liability, contingent or actual, to HRG or any Affiliate of HRG, and there are no agreements or arrangements in existence pursuant to the terms of which Somita could in the future have any obligation or liability, contingent or actual, to HRG or any Affiliate of HRG.

     SECTION 4.9 FULL DISCLOSURE. No certificate, written statement or other written information (taken as a whole), provided by Somita or HRG, delivered herewith or heretofore by Somita or HRG to Royal Gold in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact known to Somita or HRG necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken together, not materially misleading as of the date made or deemed made. All certificates, written statements and other written reports and information provided by an officer of Somita or HRG after the date hereof by or on behalf of Somita or HRG to Royal Gold in connection with this Agreement and the other Funding Documents and the transactions contemplated hereby and thereby (taken as a whole) will be true, complete and accurate in every material respect in light of the circumstances in which made, or based on reasonable estimates on the date as of which such information is stated or certified. There is no fact known to Somita or


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

HRG that has not been disclosed to Royal Gold in writing which could have a Material Adverse Effect.

     SECTION 4.10 LITIGATION.

     (a) There are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Somita threatened, against Somita or affecting the Properties (including any which challenge or otherwise pertain to Somita's ownership of the interests in the Properties) before any Tribunal.

     (b) There are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against Somita or affecting any part of the Properties or any of Somita's assets or property.

     (c) There is, to the best knowledge of Somita, no remedial work required to comply with any Law, license or approval.

     SECTION 4.11 LABOR DISPUTES AND ACTS OF GOD. Neither the business nor the properties of Somita has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could have a Material Adverse Effect.

     SECTION 4.12 SUBSIDIARIES. Somita does not presently have any Subsidiaries. Somita has no equity investments in any other Person.

     SECTION 4.13 BANK ACCOUNTS. Somita has no bank accounts except those listed on Schedule 4.13 of the Disclosure Schedule and the to-be-established Channel Islands account specified in the Conveyance of Production Payments.

     SECTION 4.14 EASEMENTS, PROPERTY INTERESTS, PERMITS, UTILITIES, ETC. All easements, leasehold and other property interests, permits and authorizations (whether from private third parties or governmental entities) and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with applicable requirements of Law and the Funding Documents (including, without limitation, gas, electrical, water and sewage services and facilities) have been procured or are commercially available for the Project, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights. No material licenses, trademarks, patents or other similar agreements are necessary for the construction, ownership, operation and maintenance of the Project.

     SECTION 4.15 ENVIRONMENTAL MATTERS. Somita has duly complied, in all material respects, with, and its business, operations, assets, equipment, property, leaseholds, and other facilities are materially in compliance with, the provisions of all applicable environmental, health and safety laws, codes, ordinances and directives, and all rules and regulations promulgated thereunder. Somita (a) has been issued and will maintain all required permits, licenses, certificates and approvals relating to, and (b) has received no complaint, order, directive, claim, citation or notice by any governmental authority with respect to: (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters.

     SECTION 4.16 PROJECT COST AND PROJECT COMPLETION. Somita's good faith estimate of the total cost of the Project (including provisions for contingencies) is $59,747,000 and Somita's good faith estimate of the date by which it will achieve Project Completion is May 31, 2007.

     SECTION 4.17 PROJECTIONS. The projections of the cash flows of Somita set forth in the Financial Model, a copy of which has been provided to Royal Gold before the date hereof, are Somita's best good faith estimates of the cash flows of Somita for the period(s) covered therein.

     SECTION 4.18 INTEREST IN LAND. Somita, either directly or indirectly, has complete rights to use the land necessary for the Project, subject only to Permitted Liens.

     SECTION 4.19 PROJECT DOCUMENTS.

     (a) The Taparko Mining Convention, the Taparko Permit and the Bouroum Permit are valid and binding obligations of the Government, enforceable in accordance with their terms. Somita has all rights as a party under each of the Taparko Permit and the Bouroum Permit, and Somita has all rights in the Taparko Mining Convention indirectly through HRG as a party as if Somita had been a signatory to agreement. Neither Somita nor, to the best knowledge of Somita, the Government is in breach of any provision of the Taparko Mining Convention, the Taparko Permit or the Bouroum Permit.

     (b) Somita has complied with terms of all mining leases and/or licenses and all other agreements relating to the Properties, and there is no subsisting failure to comply with any term or condition thereof, except where failure to comply could not have a Material Adverse Effect.

     (c) True, correct and complete copies of all material documents related to the Project have been provided to Royal Gold.

     SECTION 4.20 NO SOVEREIGN IMMUNITY. Somita is subject to civil and commercial law with respect to its obligations under this Agreement and each of the other Funding Documents to which it is a party, that the making and performance of this Agreement and such other Funding Documents by Somita pursuant hereto constitute private and commercial acts rather than governmental or public acts and that neither Somita nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to its obligations under this Agreement and such other Funding Documents. To the extent that Somita may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Funding Document to which it is a party, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to Somita such an immunity (whether or not claimed), Somita hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Foreign Sovereign Immunities Act of 1976.

     SECTION 4.21 TAXES AND REPORTS. All tax returns and reports of Somita required by law to be filed in the Republic of Burkina Faso, and each governmental subdivision thereof, have been duly filed for periods ending prior to the date of this Agreement, and all Taxes, assessments, fees and other governmental charges due or reasonably anticipated to become due in respect of Somita, or any assets, income, or franchises of Somita, that if not paid could have a Material Adverse Effect, have been duly paid or have been adequately provided for on the books of Somita.

     SECTION 4.22 DEFAULTS. No Event of Default, and no event or condition that with the passage of time or the giving of notice, or both, could constitute an Event of Default, has occurred and is continuing. Neither Somita nor, to the best knowledge of Somita, any other party is in breach of any provision of any contract to which Somita is a party, which breach could have a Material Adverse Effect.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

     To conform with the terms and conditions under which Royal Gold is willing to provide the Funding to Somita, and to induce Royal Gold to enter into this Agreement and provide the Funding hereunder, Somita covenants and agrees as follows:

     SECTION 5.1 PROJECT COMPLETION. Somita shall construct and implement the Project promptly, shall apply the proceeds of the Funding exclusively to the Project and in accordance with the Tranche Funding Schedule, and shall use its best efforts to cause Project Completion to be achieved on or prior to May 31, 2007. If Somita becomes unable to achieve the completion undertakings set out in the preceding sentence, or becomes unable to meet its other obligations prior to Project Completion, Somita shall promptly so notify Royal Gold.

     SECTION 5.2 COMPANY OPERATIONS; MAINTENANCE OF PROJECT.

     (a) Somita shall duly and punctually perform its obligations under this Agreement and each of the other Funding Documents to which it is a party. Somita shall conduct its operations on the basis of customary commercial practice and arm's-length arrangements, with due diligence and efficiency and under the supervision of qualified and experienced management. Somita shall update the Financial Model with its updated budget on an annual basis.

     (b) Somita shall maintain, preserve, protect, and keep the Project and all other material property used or useful in the conduct of its business in good condition (ordinary wear and tear and obsolescence excepted) in accordance with prudent industry standards, and in compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and shall from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, except where failure to do so could not have a Material Adverse Effect.

     SECTION 5.3 PAYMENT AND PERFORMANCE. Somita shall pay all amounts due for which Somita is obligated under the Funding Documents, in accordance with the terms thereof, and will observe, perform and comply with every covenant, term and condition of each Funding Document.

     SECTION 5.4 COMPLIANCE WITH AGREEMENTS AND LAW. Somita shall perform all obligations it is required to perform under the terms of the Funding Documents and each other lease, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound except where failure to comply could not have a Material Adverse Effect. Somita shall conduct its business and affairs, including the Project, (a) in compliance with all Laws applicable thereto except where failure to comply could not have a Material Adverse Effect; (b) in all material respects in accordance with the Development Plan; (c) in accordance with acceptable industry practice including maintaining a minimum of local standards and World Bank environmental guidelines (applicable under, World Bank and IFC Pollution, Prevention and Abatement Guidelines and the applicable IFC Safeguard Policies), and where practicable, the International Cyanide Code and the Equator Principles; and (d) in compliance, and causing its affiliates, subsidiaries, agents, employees, subcontractors, directors and officers to be in compliance, with the Corrupt Practices Laws. Somita shall obtain and cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except where failure to comply could not have a Material Adverse Effect.

     SECTION 5.5 BOOKS, FINANCIAL STATEMENTS AND REPORTS. Somita shall at all times maintain full and accurate books of account and records. Somita shall maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Royal Gold at Somita's expense:

     (a) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete financial statements of Somita together with all notes thereto, prepared in reasonable detail in accordance with Canadian GAAP, reviewed using generally accepted standards by an independent certified public accounting firm selected by Somita and reasonably acceptable to Royal Gold. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

     (b) As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, Somita's balance sheet as of the end of such Fiscal Quarter and statements of Somita's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with Canadian GAAP, subject to changes resulting from normal year-end adjustments and without footnotes. In addition Somita shall, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form attached hereto as Exhibit I signed by the chief financial officer of Somita stating that such financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), stating that he has reviewed the Funding Documents, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

     (c) Until Somita shall have achieved Project Completion, a report within 20 days after the end of each month certified by a Responsible Officer setting forth in reasonable detail the progress of the Project, including (i) expenditures of funds, (ii) estimated future costs, (iii) unexpended funds available to Somita, (iv) the progress and percentage of completion of the major phases of Project construction and the total construction work of the Project,
(v) the monthly report(s) provided to Somita by its major contractor(s) on the Project, and (vi) the acquisition of fixtures and equipment, to be reviewed by the Project Engineer, in the format attached hereto as Exhibit J;

     (d) Until Somita shall have achieved Project Completion, within 45 days after the end of each Fiscal Year, a report certified by a Responsible Officer setting forth in reasonable detail all transactions during such Fiscal Year between (i) Somita and (ii) HRG or Affiliates of HRG (other than arrangements for compensation of officers, employees or directors of Somita for their services as such at a rate established on an arm's length basis).

     (e) Within 30 days after Somita is required to make any report to the Government, a copy of each such report.

     (f) Until satisfaction of the PP1 and PP2 Obligations, not later than 30 days prior to the beginning of each Fiscal Year, an annual operating forecast for Somita, including its projected quarterly Financial Statements for such Fiscal Year, together with a statement of the assumptions on which such forecast is based.

     (g) Within 90 days after the end of each Fiscal Year, an environmental compliance report summarizing the environmental performance of the Project during such Fiscal Year and providing sufficient information for Royal Gold to monitor the performance of the Project with respect to environmental protection, including, at a minimum, narrative summaries of (i) the results of any environmental monitoring or sampling activity conducted at the Project, (ii) accidents at the Project impacting the environment or resulting in the loss of life, and (iii) environmental deficiencies at the Project identified by the Republic of Burkina Faso environmental regulatory authorities and any remedial actions taken or proposed to be taken with respect thereto.

     (h) Within 90 days after the date of effectiveness of any amendment to any Mining Law, a copy of such amendment together with a statement from Somita's legal counsel in the Republic of Burkina Faso describing in reasonable detail what effect (if any) such amendment will have on Somita and the Project.

     (i) Copies of all other annual or interim audit reports and management letters submitted to the Company by its independent accountants and such other information and data with respect to its operations (including without limitation supporting information as to compliance with this Agreement and the other Funding Documents) as Royal Gold may reasonably request from time to time.

     (j) After Project Completion, Somita shall also provide monthly operating reports, to be reviewed by the Project Engineer, in the format attached hereto as Exhibit K;

     (k) Somita shall provide Royal Gold, quarterly reports on drilling and exploration results, ore reserve calculations and engineering and economic studies, to the extent such items are prepared by or on behalf of Somita, within 15 Business Days of Somita's receipt of same; and

     (l) Somita shall provide Royal Gold with copies of the annual business plan and budget, operating forecast and mineral reserve and resource report for the Properties.

     SECTION 5.6 ACCESS AND INSPECTIONS. Somita shall permit representatives appointed by Royal Gold (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of Somita's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Somita shall permit Royal Gold or its representatives to investigate and verify the accuracy of the information furnished to Royal Gold in connection with the Funding Documents and to discuss all such matters with its officers and, upon prior notice to Somita, its employees and representatives (so long as Somita's officers and other representatives are entitled to be present), provided that so long as no Event of Default has occurred that is continuing, Royal Gold shall provide reasonable advance notice to Somita. Royal Gold and such representatives shall maintain the confidentiality of all such information in accordance with
Section 8.6. For greater certainty, the fees and expenses of all professionals appointed by Royal Gold (except the Project Engineer) shall be for the account of Royal Gold.

     SECTION 5.7 NOTICE OF MATERIAL EVENTS. Somita will promptly notify Royal Gold in writing, and in no event later than two (2) Business Days after any officer of Somita has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

     (a) any matter that could have a Material Adverse Effect;

     (b) the occurrence of any Default,

     (c) any default by Somita under any Funding Document or any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound;

     (d) any force majeure event affecting the Project;

     (e) the filing of any suit or proceeding, or the assertion in writing of a claim against Somita or with respect to the Project;

     (f) any decision to accelerate, expand or reduce the level of production beyond the levels outlined in the Development Plan; and

     (g) any proposed material change in mining or processing methods with respect to the Project.

Upon the occurrence of any of the foregoing, Somita shall take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

     SECTION 5.8 MAINTENANCE OF EXISTENCE AND QUALIFICATIONS. Each of Somita, HRG, International and Shareholder shall maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could not have a Material Adverse Effect.

     SECTION 5.9 PAYMENT OF TRADE LIABILITIES, TAXES, ETC. Somita shall (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) pay before the same become delinquent all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with Canadian GAAP. Somita may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor.

     SECTION 5.10 INSURANCE.

     (a) Somita shall, at its expense, obtain, maintain or cause to be maintained in effect insurance with respect to the Project insuring against liability for death of, or loss, injury or damage to, the person or property of others, and with respect to equipment or other assets being acquired for use in the Project as to which Somita has an insurable interest, against such hazards (including, without limitation, fire, lightning, collapse, wind and hail, explosion, smoke, aircraft and vehicles, riot, civil commotion, terrorism, vandalism, other extended coverage risks, marine cargo losses, flood and earthquake, environmental impairment liability and environmental remediation, and any other hazards to the extent that properties of a nature similar to those included in the Project and in the same or similar localities are usually insured), in such form (including the form of the loss payable clauses) as is normally considered to be covered under an "all risks" policy, and with such insurers as shall be selected by Somita and approved by Royal Gold (such approval not to be withheld unreasonably), such insurance to be in such amount as Somita would, in the prudent management of its property, maintain, or would be maintained by others similarly situated in respect of property similar to the Project; provided, however, that (i) the amount of such insurance with respect to the Project shall not at any time be less than the greater of the total cost of the construction and acquisition of the Project (other than the cost of the land underlying the Project) or $35,000,000; and (ii) such insurance shall be on a "no co-insurance/agreed-amount" basis.

     (b) Somita shall carry workers' compensation insurance, disability benefits insurance, and such other form of insurance which Somita is required by law to provide, covering loss resulting from injury, sickness, disability, or death of the employees of Somita in such amounts as is customary in Burkina Faso in the gold mining business.

     (c) Somita shall carry business interruption insurance covering risk of loss as a result of the cessation or material interruption of the business of Somita which insurance shall be in force once Somita has commenced operations.

     (d) All insurance policies required hereby covering business interruption, loss or damage to the Project shall name Somita and Royal Gold as additional insureds as their interests may appear and, prior to achievement of Project Completion, shall provide that any payment thereunder for any loss or damage shall be made to Royal Gold and HRG jointly. Such proceeds shall be first used to pay $35,000,000 as advance payments of amounts payable under the Somita Assignments, and the remainder to Somita.

     (e) All policies shall (i) be primary and non-contributory over any other insurance carried by or on behalf of Royal Gold; (ii) insure the interests of Royal Gold regardless of any breach or violation by Somita of warranties, declarations or conditions contained in such policies or any action or inaction of Somita or others; (iii) expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group), shall operate in the same manner as if there were a separate policy covering each such insured; (iv) waive any right of subrogation of the insurers to any rights of Somita or Royal Gold in respect of any liability of Somita or Royal Gold and any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Somita or Royal Gold; (v) provide that, if such insurance is canceled, terminated or materially changed for any reason whatsoever (other than non-payment of premium), the insurers will promptly notify Somita and Royal Gold in writing and any such cancellation, termination or change shall not be effective as to Somita or Royal Gold for 30 days after receipt of such notice, and appropriate certification shall be made to Somita and Royal Gold by each insurer with respect thereto; (vi) carry appropriate loss payee endorsements acceptable to Royal Gold; and (vii) provide, or each insurer shall agree with Royal Gold, that the insurer shall give Royal Gold 35 days' prior written notice of the expiration of insurance under such policy in accordance with its terms if Somita has failed by such time to pay any premium due in respect of the renewal of insurance under such policy.

     (f) Somita shall cause the insurers with whom it maintains such insurance to agree to advise Somita and Royal Gold in writing promptly of any default in the payment of any premiums or any other act or omission on the part of Somita of which they have knowledge and which might invalidate or render unenforceable, in whole or in part, any such insurance.

     (g) In the event Somita fails to take out or maintain the full insurance coverage required by this Agreement or fails to keep the Project in good order and repair and in as reasonably safe condition as its operations permit, Royal Gold, upon 30 days' written notice (unless the aforementioned insurance would lapse within such period in which event notice should be given as soon as reasonably possible) to Somita of any such failure on its part, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same, pay such taxes or other charges or complete the Project or make such repairs, renewals and replacements as may be necessary to maintain the Project in good order and repair and in as reasonably safe conditions as Somita's operations permit. All amounts so advanced therefor by Royal Gold shall become additional obligations of Somita to Royal Gold, and Somita will forthwith pay such amounts to Royal Gold, together with interest thereon at the annual rate of LIBOR plus 3.00% from the date so advanced.

     SECTION 5.11 STUDIES, PROTOCOLS AND ACTION PLANS. On or before Project Completion, Somita shall conclude the existing studies, reports, protocols and action plans, all in form and substance reasonably satisfactory to Royal Gold, in the following areas:

     (a) Social Action Plan. The Social Action Plan shall (i) address short and long term plans for meetings, interactions, training, etc. for local and indigenous people, including (A) meeting plans and logs of minutes of meetings and (B) indigenous sacred sites - impacts, access enhancement, and preservation; and (ii) plan to address issues identified to date, or evolving from meetings, including (A) a plan regarding compensation for relocation or removal of lands from farming and artisanal mining activities.

     (b) Environmental Action Plan. The Environmental Action Plan shall consist of (i) hydrologic study, ground water chemical characteristics, local water supply impacts, including (A) dewatering, which shall include (1) water quality and (2) disposition (i.e., Where does this water go? What is the storage plan? What are the alternatives if water volume is too great?), and (B) local water supply impacts, which shall include (1) plans for monitoring and (2) plans for mitigation; (ii) threatened and endangered species, including (A) a statement of those potentially present, (B) impacts and (C) an action plan; (iii) chemical inventory action plan, including (A) transport policy, (B) storage policy and
(C) containment facilities, and spill containment and response plans; (iv) waste rock and tailings characterization (acid-base accounting and kinetic leach characteristics) and impacts, including (A) a proactive plan to generate sufficient data (acid-base accounting and kinetic leach characterization) to address waste rock, tailings and abandoned pit lake issues; and (v) a concurrent reclamation plan.

     (c) Closure Plan. The Closure Plan shall consist of (i) issue identification and mitigation plan, including (A) waste rock, tailings, pit lake and local water supply issues; and (ii) a closure cost estimate.

     SECTION 5.12 GOVERNMENT APPROVALS AND NOTICES. Somita shall (i) obtain, and shall at all times maintain in full force and effect, all material registrations, declarations, filings, governmental consents, licenses, approvals, authorizations, and permits necessary for the performance by Somita of this Agreement and each of the other Funding Documents to which it is or will be a party, and (ii) undertake reasonable efforts to arrange for Royal Gold to receive from the Government and any Tribunal copies of all correspondence, notices, decrees, orders and other writings issued by the Government or any Tribunal to Somita or HRG regarding the Project or the Properties, but in any event, Somita shall send copies of such materials to Royal Gold promptly after receipt thereof.

     SECTION 5.13 REFINING CONTRACTS. Upon Project Completion and during the entire term of the Somita Assignments, Somita shall maintain in full force and effect Refining Contracts with smelters and/or refiners reasonably acceptable to Royal Gold. Somita shall use its best efforts to cause such Refining Contracts to provide for, where possible, payment by the refiner and/or smelter directly to Royal Gold of amounts due under PP1, PP2, the Tail Royalty and the Milling Fee, in cash or, at Royal Gold's request and where possible, in kind.

     SECTION 5.14 EVIDENCE OF COMPLIANCE. Each of Somita and HRG shall furnish to Royal Gold, at Somita's expense, all evidence that Royal Gold from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by each of Somita and HRG in the Funding Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

     SECTION 5.15 FURTHER ASSURANCES. Somita shall, and shall cause HRG, International and Shareholder to, promptly cure any defects, errors or omissions in the execution and delivery of the Funding Documents and, upon notice, take such other action and immediately execute and deliver to Royal Gold all such other and further instruments as may be reasonably required or desired by Royal Gold from time to time in compliance with the covenants and agreements made in this Agreement and the other Funding Documents.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

     To conform with the terms and conditions under which Royal Gold is willing to provide the Funding to Somita, and to induce Royal Gold to enter into this Agreement and provide the Funding hereunder, Somita covenants and agrees as follows, unless Royal Gold shall have previously agreed in writing otherwise:

     SECTION 6.1 INDEBTEDNESS. Until Project Completion, Somita shall not in any manner owe or be liable for Indebtedness except:

     (a) Indebtedness under the CAT Agreement not to exceed 6,200,000 Euros;

     (b) Additional Indebtedness not to exceed one million dollars (US $1,000,000), which is incurred in the ordinary course of business; and

     (c) Refinancings, renewals or extensions of any of the foregoing without any increase in the principal amount thereof.

     SECTION 6.2 LIMITATION ON LIENS. Except for Permitted Liens, until satisfaction of the PP1 and PP2 Obligations, Somita shall not create, assume or permit to exist any material Lien,


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

encumbrance or unsatisfied judgment upon any of the properties or assets which it now owns or hereafter acquires.

     SECTION 6.3 PROJECT ABANDONMENT. Until satisfaction of the PP1 and PP2 Obligations, Somita shall not abandon the Project, which shall include, without limitation, suspension of construction, operation or maintenance of the Project, except for cessation of operations under care and maintenance.

     SECTION 6.4 LIMITATION ON MERGERS, ISSUANCES OF SECURITIES. Until satisfaction of the PP1 and PP2 Obligations, Somita shall not (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (b) acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of property to be sold or used in the ordinary course of business and Investments permitted under Section 6.7 hereof; or (c) issue any additional shares of its capital stock, membership or partnership interests or other securities or any options, warrants or other rights to acquire such additional shares, interests or other securities; provided, however, that with respect to clause (c), Somita may make such issuances after Project Completion so long as the same could not result in a Change of Control.

     SECTION 6.5 LIMITATION ON ASSET DISPOSITION. Until satisfaction of the PP1 and PP2 Obligations, Somita shall not sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, including any sale or other transfer or issuance of any equity interests of Somita (except as permitted pursuant to Section 6.4 above), or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except:

     (a) material assets or properties not to exceed five hundred thousand dollars (US $500,000) in the aggregate in any year, or a greater amount if the Project Engineer has agreed with Somita, acting reasonably, that such material assets above such $500,000 aggregate are not necessary for the Project;

     (b) equipment which is worthless or obsolete or no longer necessary or useful to the proper conduct of its business or which is replaced by equipment of equal suitability and value; and

     (c) assets, lands and permits that are unrelated to the Lands or the Project, in the ordinary course of business.

     SECTION 6.6 LIMITATION ON DIVIDENDS AND REDEMPTIONS. Except as expressly provided in this Section 6.6, Somita will not declare, pay or make, whether in cash or other property, any Distribution on, or purchase, redeem or otherwise acquire for value, any of its capital stock. Notwithstanding the foregoing, Somita shall be entitled to make Distributions provided that at the time of making any such Distribution (i) it is current with respect its obligations under the PP1 and PP2 Obligations and the Conveyance of Tail Royalty and Grant of Milling Fee, (ii) there is no Default or Event of Default hereunder and (iii) the making of such Distribution will not cause a Default or Event of Default hereunder.

     SECTION 6.7 LIMITATION ON INVESTMENTS AND NEW BUSINESSES. Until Project Completion, Somita shall not (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to the Project or other business of Somita as of the Closing Date, or (c) make any acquisitions of or capital contributions to or other Investments in any Person.

     SECTION 6.8 TRANSACTIONS WITH AFFILIATES. Somita will not engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates.

     SECTION 6.9 CONTRACTS. Until satisfaction of the PP1 and PP2 Obligations, Somita shall not amend or permit any amendment to, or waiver or termination of, any material contract, agreement, permit or lease without the prior written consent of Royal Gold, which consent shall not be unreasonably withheld.

     SECTION 6.10 NO SUBSIDIARIES. Until Project Completion, Somita shall neither form nor own any Subsidiaries.

     SECTION 6.11 SATISFACTION OF CONDITIONS PRECEDENT. Somita shall use commercially reasonable best efforts to cause all of the conditions precedent set forth in Article III to be satisfied.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

     SECTION 7.1 EVENTS OF DEFAULT. Each of the following events constitutes an Event of Default under this Agreement:

     (a) Somita fails to pay any amounts earned under PP1 or PP2 or any other amount to be paid to Royal Gold when due and payable;

     (b) The Project is abandoned prior to satisfaction of the Completion Test, the Completion Date has not occurred by August 31, 2007, or a Material Adverse Effect occurs;

     (c) Any "default" or "event of default" occurs under any Funding Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Funding Document;

     (d) Somita fails to duly observe, perform or comply with any covenant, agreement or provision of Article V or Article VI;

     (e) Any of Somita, HRG, International or Shareholder fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Funding Document, and such failure remains


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

unremedied for a period of fifteen (15) days after notice of such failure is given by Royal Gold to Somita;

     (f) Any representation or warranty previously, presently or hereafter made in writing by any of Somita, HRG, International or Shareholder in connection with any Funding Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Funding Document or any material obligation thereunder at any time ceases to be valid, legal, binding and enforceable for any reason other than its release by Royal Gold, or any material agreement, concession, mining lease, approval or license relating to the Project is terminated, expropriated, suspended, revoked or varied;

     (g) Somita shall default in the payment when due of any principal of or interest on any of its Indebtedness in excess of $100,000 in the aggregate (other than Indebtedness the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of Somita in accordance with Canadian GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;

     (h) Until satisfaction of the obligations of Somita with respect to payments under PP1 and PP2, (i) any Change of Control occurs, or (ii) any successor to Somita or HRG fails to assume all obligations and liabilities of Somita or HRG, as applicable;

     (i) Until Project Completion, HRG or Somita fails to continue to employ Daniel Vanin in his current or similar position, provided HRG or Somita does not employ an individual to replace Daniel Vanin who is consented to by Royal Gold, acting reasonably;

     (j) Either Somita or HRG, and, until Project Completion, either International or Shareholder:

          (i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the Bankruptcy Code of any country, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

          (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the Bankruptcy Code of any country, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

          (iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or the Shares in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

          (iv) suffers the entry against it of a final judgment for the payment of money in excess of $100,000, unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.1(j)(iv) if and for so long as the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment of such amount (less any portion of any deductible payable in respect of such judgment or order under such policy), as confirmed by Royal Gold; or

          (v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Project, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

     (k) One of the following events shall occur with respect to, or in connection with, the Project: (i) confiscation, expropriation, nationalization,
(ii) cancellation of concession, (iii) selective discrimination, (iv) forced divestiture, (v) forced abandonment, (vi) export embargo, (vii) import embargo,
(viii) contingent currency inconvertibility and exchange transfer, and (ix) political violence including war on land;

     (l) The security interest created granted under the Initial Pledge or the Pledge shall become invalid in any material respect or any obligation of Somita under any Funding Document shall become invalid in any material respect and, with respect to both of the foregoing, the same remains unremedied for 30 days after an executive officer of Somita has knowledge thereof, or the validity of such security interest or obligation shall be challenged by Somita in writing;

     (m) The Taparko Mining Convention, the Bouroum Mining Convention, the Taparko Permit or the Bouroum Permit shall be amended or terminated without Royal Gold consent, or Somita shall violate any term of the Taparko Mining Convention, the Bouroum Mining Convention, the Taparko Permit or the Bouroum Permit that would result in the termination thereof or give the Government the right to terminate any thereof; or

     (n) Any governmental authority condemns, nationalizes, seizes or otherwise expropriates any substantial portion of the assets or the capital stock of Somita or takes any other action that would prevent Somita from carrying on any material part of its business or operations.

     SECTION 7.2 REMEDIES. If any Default shall occur and be continuing, Royal Gold may protect and enforce its rights under the Funding Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Funding Document, and Royal Gold may enforce the payment of any amounts due it or enforce any other legal or equitable right which it may have, including, without limitation, if Project Completion is not achieved by August 31, 2007, Royal Gold may elect in its sole and absolute discretion (a) to foreclose on the Shareholder's shares of Somita, or (b) require Somita to reimburse any and all of the Funding made by Royal Gold prior to such date. All rights, remedies and powers conferred upon Royal Gold under the Funding Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Funding Documents or at Law or in equity.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.1 WAIVERS AND AMENDMENTS; ACKNOWLEDGMENTS.

     (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Royal Gold in exercising any right, power or remedy which Royal Gold may have under any of the Funding Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Royal Gold of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Funding Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Somita, HRG, International or Shareholder shall in any case of itself entitle such party to any other or further notice or demand in similar or other circumstances. This Agreement and the other Funding Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Funding Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Somita, HRG, International or Shareholder, by such party and (ii) if such party is Royal Gold, by Royal Gold.

     (b) Acknowledgments and Admissions. Somita hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Funding Documents, (ii) it has made an independent decision to enter into this Agreement and the other Funding Documents, without reliance on any representation, warranty, covenant or undertaking by Royal Gold, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Funding Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Royal Gold as to the Funding Documents except as expressly set out in this Agreement or in another Funding Document delivered on or after the date hereof, (iv) Royal Gold has no fiduciary obligation toward any of Somita, HRG, International or Shareholder with respect to any Funding Document or the transactions contemplated thereby, (v) no partnership or joint venture exists with respect to the Funding Documents between Somita and Royal Gold, (vi) should an Event of Default or Default occur or exist, Royal Gold will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (vii) without limiting any of the foregoing, Somita is not relying upon any representation or covenant by Royal Gold, or any representative thereof, and no such representation or covenant has been made, that Royal Gold will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Funding Documents with respect to any such Event of Default or Default or any other provision of the Funding Documents, and
(viii) Royal Gold has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

     (c) Joint Acknowledgment. THIS AGREEMENT AND THE OTHER FUNDING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     SECTION 8.2 SURVIVAL OF AGREEMENTS; CUMULATIVE NATURE. All of the various representations, warranties, covenants and agreements of each of Somita, HRG, International and Shareholder in the Funding Documents shall survive the execution and delivery of this Agreement and the other Funding Documents and the performance hereof and thereof. All statements and agreements contained in any certificate or other instrument delivered by an officer of any of Somita, HRG, International or Shareholder to Royal Gold under any Funding Document shall be deemed representations and warranties by such party or agreements and covenants of such party under this Agreement. The representations, warranties, indemnities, and covenants made by any of Somita, HRG, International or Shareholder in the Funding Documents, and the rights, powers, and privileges granted to Royal Gold in the Funding Documents, are cumulative, and, except for expressly specified waivers and consents, no Funding Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Royal Gold of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Funding Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Funding Documents.

     SECTION 8.3 NOTICES. All notices, requests, consents, demands and other communications required or permitted under any Funding Document shall be in writing, unless otherwise specifically provided in such Funding Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to any of the Parties at the address below (unless changed by similar notice in writing given by the particular Person whose address is to be changed):

     To Royal Gold:

          Royal Gold, Inc.
          1660 Wynkoop Street, Suite 1000
          Denver, CO 80202
          Attention: President
          Facsimile: 303-595-9385

     To Somita:

          Somita SA
          01 B.P. 2509 OUAGADOUGOU 01
          1648 Boulevard Tansoba TAB-KOM,
          Secteur 25
          Burkina Faso
          Attention: Directeur Generale
          Facsimile: 226-50-358187

     with a copy to HRG:

          High River Gold Mines Ltd.
          155 University Avenue
          Suite 1700
          Toronto, Ontario M5H 3B7
          Attention: President
          Facsimile: (416) 360-0010

     with a copy to Cassels Brock & Blackwell LLP:

          Cassels Brock & Blackwell LLP
          2100 Scotia Plaza, 40 King Street W.
          Toronto, Ontario M5H 3C2
          Attention: David Poynton
          Facsimile: (416) 644-9348

Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four
(24) hours of first attempted delivery; provided, however, that no Funding Request shall become effective until actually received by Royal Gold.

     SECTION 8.4 PAYMENT OF EXPENSES; INDEMNITY.

     (a) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Somita will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (i) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Funding Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Royal Gold (including reasonable attorneys' fees, consultants' fees and engineering fees, travel costs, other costs related to its due diligence process and miscellaneous expenses) in connection with (A) the negotiation, preparation, execution and delivery of the Funding Documents, and any and all consents, waivers or other documents or instruments relating thereto, (B) the filing, recording, refiling and re-recording of any Funding Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Funding Document, (C) the due diligence with respect to the Project, (D) monitoring or confirming (or preparation or negotiation of any document related to) the compliance of any of Somita, HRG, International or Shareholder with any covenants or conditions contained in this Agreement or in any Funding Document, and (E) all reasonable costs and expenses incurred by or on behalf of Royal Gold (including without limitation attorneys' fees, consultants' fees and accounting fees) in connection with the preservation of any rights under the Funding Documents or the defense or enforcement of any of the Funding Documents (including this section), any attempt to cure any breach thereunder by Somita, or the defense of Royal Gold's exercise of its rights thereunder.

     (B) INDEMNITY. SOMITA AGREES TO INDEMNIFY ROYAL GOLD, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, BROKER'S FEES, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION COLLECTIVELY CALLED "LIABILITIES AND COSTS") WHICH TO ANY EXTENT (IN WHOLE OR IN
PART) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH PARTY ARISING OR RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH THE PROJECT, THE FUNDING DOCUMENTS AND THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE). AMONG OTHER THINGS, THE FOREGOING INDEMNIFICATION COVERS ALL LIABILITIES AND COSTS INCURRED BY ROYAL GOLD RELATED TO ANY BREACH OF A FUNDING DOCUMENT BY ANY OF SOMITA, HRG, INTERNATIONAL OR SHAREHOLDER, ANY BODILY INJURY TO ANY PERSON OR DAMAGE TO ANY PERSON'S PROPERTY.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ROYAL GOLD,

provided only that Royal Gold shall not be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including any Somita or any Affiliate of Somita) ever alleges such gross negligence or willful misconduct by Royal Gold, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Royal Gold" shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, agent, trustee, attorney, employee, representative and Affiliate of or for such Person.

     SECTION 8.5 PARTIES IN INTEREST; ASSIGNMENTS.

     (a) All grants, covenants and agreements contained in the Funding Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that, prior to Project Completion, neither Somita nor HRG shall assign or transfer any of its rights or delegate any of its duties or obligations under any Funding Document without the prior written consent of Royal Gold.

     (b) Until the Maximum Amount under the Funding has been funded, but in no event later than December 31, 2006, Royal Gold shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Funding Document without the prior written consent of Somita; provided, however, that, upon the occurrence of an Event of Default by Somita or High River under any Funding Document, Royal Gold shall have no restrictions on its assignment or transfer of the Funding Documents. In addition, Royal Gold agrees to notify Somita in the event Royal Gold decides to solicit third parties for the purpose of assigning or transferring any of its rights or delegating any of its duties or obligations under any Funding Document.

     SECTION 8.6 CONFIDENTIALITY. Each of the Parties agrees to keep confidential any information furnished or made available to it by the other Party pursuant to this Agreement; provided that nothing herein shall prevent a Party from disclosing such information (a) to an Affiliate, or any officer, director, employee, agent, or advisor of an Affiliate, (b) to any other Person if reasonably incidental to the administration of the funding provided herein,
(c) as required by any Law, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any Tribunal, (f) that is or becomes available to the public or that is or becomes available to such Party other than as a result of a disclosure by such Party prohibited by this Agreement, (g) in connection with any litigation to which such Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Funding Document, and (i) subject to provisions substantially similar to those contained in this section, to any actual or proposed participant or assignee or any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge, or other derivative transaction relating to the parties' obligations hereunder. Any Person required to maintain the confidentiality of information described in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

     SECTION 8.7 GOVERNING LAW. Except with respect to any security or title matters, which shall be governed by the appropriate law and jurisdiction, the Funding Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, without regard to principles of conflicts of law.

     SECTION 8.8 LIMITATION ON INTEREST. Royal Gold and Somita intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Funding Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither Somita nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Funding Documents which may be in conflict or apparent conflict herewith.

     SECTION 8.9 TERMINATION; LIMITED SURVIVAL. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Somita or HRG in any Funding Document, and any obligations which any Person may have to indemnify or compensate Royal Gold shall survive any termination of this Agreement or any other Funding Document. At the request and expense of Somita, Royal Gold shall prepare and execute all necessary instruments to reflect and effect such termination of the Funding Documents.

     SECTION 8.10 SEVERABILITY. If any term or provision of any Funding Document shall be determined to be illegal or unenforceable all other terms and provisions of the Funding Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

     SECTION 8.11 COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the Funding Documents may be validly executed and delivered by facsimile or other electronic transmission.

     SECTION 8.12 DISPUTE RESOLUTION.

     (a) Arbitration Conducted by International Chamber of Commerce. All disputes between the Parties (which for purposes of this Section 8.12 includes the Parties and their respective parents, affiliates and subsidiaries) that arise out of, relate to or are in connection with this Agreement or any related agreement, will be exclusively, finally and conclusively settled by binding international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as specifically modified by this Agreement. The Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.

     (b) Initiation of Arbitration.

          (i) Prior to initiating an arbitration proceeding with the ICC, the Parties shall negotiate in good faith to resolve the dispute. To that end, the Party wishing to initiate negotiations shall notify the other Party in writing about its intention to do so, including a brief summary of the disputed issue, its estimate of the amount in controversy, and suggesting a date and venue for a first meeting, at which the Parties shall be represented by officers duly empowered to resolve the dispute. In the event that the Parties are unable to resolve the dispute within a period of 15 days after commencement of such good faith negotiations, or upon agreement by the Parties to submit the dispute to arbitration, either Party may commence an arbitration proceeding by delivering a Request for Arbitration (the "Request for Arbitration") to the Secretariat of the ICC (the "Secretariat") in accordance with the terms of this Section 8.12 and the Rules.

          (ii) For all disputes, the arbitration hereunder shall be by three independent and impartial arbitrators. Royal Gold and Somita shall each appoint one arbitrator within 30 days after the Request for Arbitration has been delivered to the Secretariat and the two arbitrators so appointed shall select a third arbitrator within 60 days after the Request for Arbitration has been delivered to the Secretariat. In the event that the Parties or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the terms of this Section 8.12.

          (iii) Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, notwithstanding the provisions of Section 8.12(b)(i), pending completion of arbitration pursuant to this Section 8.12, either Royal Gold or Somita shall have the right to seek a temporary restraining order, injunctive relief or other interim or provisional relief on the ground that such relief would otherwise be available at law or in equity. If any such relief is obtained, the arbitration panel will address the continuance, modification or termination of such relief and their order and any such decision regarding relief shall be binding on the Parties

     (c) Arbitration Procedures.

          (i) The arbitration shall be conducted in the English language in London, England or at such other location as the Parties may agree.

          (ii) All disputes arising out of or in connection with this Agreement and relating to the Parties' rights and obligations in connection with this Agreement (including without limitation the validity of the agreement of the Parties to arbitrate, the arbitrability of the issues submitted to arbitration hereunder, the existence and validity of the Agreement, and any conflict of laws issues arising in connection with the Agreement or this agreement to arbitrate) shall be finally settled in accordance with the Rules. In addition, where the Rules are silent, the proceedings before the "Arbitral Tribunal" (as defined in the Rules) shall be governed by the procedural rules established by the Arbitral Tribunal.

          (iii) The arbitration panel shall conduct a hearing no later than 90 days after delivery of the Request for Arbitration, and a decision shall be rendered by the arbitration panel within 30 days after the final hearing.

          (iv) At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitral Tribunal shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

     (d) Arbitral Awards.

          (i) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.

          (ii) Neither Royal Gold nor Somita shall be entitled to, and no award shall include any amount for, lost profits or revenues, lost business opportunities, business interruption, or punitive or exemplary damages for any claim arbitrated pursuant to this Section 8.12.

          (iii) The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrators and other costs of the arbitration shall be borne equally by the Parties, except when the arbitrators decide to impose the total cost on the defeated Party.

     (e) Enforcement. All decisions of the Arbitral Tribunal shall be final and binding on the Parties and may be entered against them in any court of competent jurisdiction. Any judgment rendered by the Arbitral Tribunal against a Party may be executed against such Party's assets in any jurisdiction where the Party has assets. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the State of Colorado in any legal action or proceeding relating to such execution of judgment.

     (f) Limitations.

          (i) Any dispute brought pursuant to the terms of this Section 8.12 must be brought within two years of the date that the Party aggrieved by the event or condition, or notice of such event or condition giving rise to the dispute becomes aware of the same.

          (ii) This agreement to arbitrate shall survive the rescission or termination of this Agreement.

     SECTION 8.13 SERVICE OF PROCESS. Service of process in any matter shall be made to Somita at the following address:

          Somita SA
          01 B.P. 2509 OUAGADOUGOU 01
          1648 Boulevard Tansoba TAB-KOM,
          Secteur 25
          Burkina Faso
          Attention: Directeur Generale
          Facsimile: 226-50-358187
     with a copy to Cassels Brock & Blackwell LLP:

          Cassels Brock & Blackwell LLP
          2100 Scotia Plaza, 40 King Street W.
          Toronto, Ontario  M5H 3C2
          Attention: David Poynton
          Facsimile: (416) 644-9348

Somita agrees that service of process, writ, judgment, or other notice of legal process at the address above shall be (i) deemed and held in every respect to be effective personal service upon it, and (ii) deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery. Somita shall maintain a presence at the address above (unless changed by similar notice in writing given by Somita) continuously at all times while Somita is obligated under this Agreement or any of the other Funding Documents. Nothing herein shall affect Royal Gold's right to serve process in any other manner permitted by applicable law.

     SECTION 8.14 ENGLISH LANGUAGE. All documents to be furnished or communications to be given or made under this Agreement and each of the other Funding Documents to which Somita is a party shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a Responsible Officer of Somita, which translation shall be the governing version between Royal Gold and Somita; provided, however, that the foregoing shall not apply to (a) documents with or communications to or from the Government of Burkina Faso or (b) documents or communications to or with third parties in the ordinary course of Somita's business.

     SECTION 8.15 TERMINATION OF AGREEMENT. This Agreement shall terminate and be of no further force and effect upon satisfaction of the PP1 and PP2 Obligations, provided that no Default shall then be continuing.

     SECTION 8.16 GOOD FAITH AND FAIR DEALING. The Parties shall conduct their activities hereunder with respect to each other in accordance with principles of good faith and fair dealing.

            [The remainder of this page is intentionally left blank.]

     This Agreement is executed as of the date first written above.

                                        SOCIETE DES MINES DE TAPARKO


                                        By: /s/ David Mosher
                                            ------------------------------------
                                            David Mosher
                                            Director


                                        By: /s/ Daniel Vanin
                                            ------------------------------------
                                            Daniel Vanin
                                            Director


                                        ROYAL GOLD, INC.


                                        By: /s/ Stanley Dempsey
                                            ------------------------------------
                                        Name: Stanley Dempsey
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------

                      [EXECUTION PAGE TO FUNDING AGREEMENT]

                                  SCHEDULE III

                           COMPLETION TEST AND PROCESS

(1)  COMPLETION TEST REQUIREMENTS

Satisfaction of the Completion Test by Somita shall require the following:

     (a) The receipt and approval by Royal Gold of a certificate from the Project Engineer confirming its satisfaction (i) with the achievement of appropriate tests or completion of certain projects performed by Project contractors, and (ii) that the plant, equipment and related infrastructure have been completed and installed as described in the Development Plan (except that certain components may be sourced from other suppliers) and have been commissioned and (iii) that the plant is operating substantially in accordance with the Development Plan.

     (b) Royal Gold shall have received documentation (i) that all construction costs have been paid in full, other than those of a non-material nature which are not yet due and payable and for which Somita has cash available, (ii) that the Project is free and clear of any lien, charge or encumbrance of any kind not permitted under the Funding Documents except for Permitted Liens, and that there are no other claims under the construction contracts, and (iii) including, without limitation, opinions of counsel of Somita, HRG, International and Shareholder, which legal opinions shall evidence the continuing perfection of liens, the enforceability of certain project agreements, continuing compliance with laws and regulations (including environmental compliance) and other legal matters.

     (c) All Tribunal, regulatory and third party permits, licenses, consents and approvals necessary for continuous performance and operation of the Project are in full force and effect, except to the extent that absence thereof could not have a Material Adverse Effect in the judgment of Royal Gold, acting reasonably; provided that these documents may be written in French.

     (d) Insurance required by this Agreement shall be in full force and effect as certified by Royal Gold's insurance advisor, acting reasonably. Security protocols and insurance coverage provisions for dore shipments to the refinery shall be in place.

     (e) No Material Adverse Effect, nor any event or circumstance that could have a Material Adverse Effect, shall have occurred.

     (f) No Default shall exist.

     (g) Environmental, social and closure protocols, reasonably satisfactory to Royal Gold, as described in Section 5.11, are in place; provided that these documents may be written in French.

     (h) Execution of material agreements in form and substance reasonably acceptable to Royal Gold including, without limitation, (i) refining agreements for the refining/sale of dore produced from the Project, (ii) agreements for supply of power, fuel, major reagents, explosives, carbon (activated), grinding media (or the identification of reasonable suppliers of the aforementioned items), and (iii) leases on any non-owned equipment.

     (i) Sampling Equipment installed and performing

          -    Sampling protocols and nomograph developed

          -    Mass balance procedure established and practiced

     (j) Consumables and spare parts inventory (based on scheduled replacement, and delivery times) adequate to support continued production under the Plan.

     (k) Somita has all O&M manuals and manufacturers control documents in its possession.

     (l) Somita operations reporting protocols to Royal Gold are in place

          -    Reporting template provided as Exhibit K

     (m) Engineering and Management Processes developed and in practice (these documents may be written in French):

          -    Management authorization and separation of powers procedures

          -    Financial and accounting control procedures

          -    Safety and training procedures

          -    Security procedures

          -    Emergency response procedures

          -    Critical works procedures (critical to production and safety)

          -    Environmental and regulatory compliance procedures

          -    Reserve estimation and reconciliation protocol

          - Mine production protocol (grade, tonnage, material tracking and balances)

          -    Mine and processing equipment maintenance program and schedule

          - Grade control protocol (sampling, assay procedures, ore determination/definition and segregation)

          - Metallurgical accounting protocol (grade, tonnage, recovery, water balance, solution and carbon sampling)

          -    Assay laboratory management and quality control program

          - Metal accounting protocol (contained metal reconciliation, production, recovery, metals shipment)

(2)  OPERATIONAL COMPLETION TEST; PROCESS AND SATISFACTION OF COMPLETION TEST

Satisfaction of the Completion Test by Somita shall also require the following:

     (a) Issuance of a Construction Completion Certificate (Practical Completion as defined in the Process Plant contract) by the Project Engineer is a prerequisite to initiation of the Operational Completion Test outlined below. The Construction Completion Certificate is issued upon successful demonstration that all components necessary to production as outlined in the Development Plan are installed and in working order.

     (b) The Operational Completion Test requires that the following minimum or other indicated operating levels, expressed as a percentage of the rates indicated in the Development Plan, or other accomplishments, are achieved throughout a continuous ninety (90) day operating period following issuance of the Construction Completion Certificate, with a start date announced by written notice by Somita to Royal Gold in advance of commencing the Operational Completion Test:

                                                            Percent of
                                                             the Plan    Plan Rate
                                                            ----------   ---------
MINING RATE
-    Waste mining                                                  100%  TBD*
-    Ore mining                                                    100%  83,333 tpm**

* The mining Plan Rate is calculated using the ore mining rate of 1,000,000 tonnes per year.

CRUSHING/MILLING RATE, each                                        >90%  125 tph***
-    Includes separate test of tooth roll crusher circuit
     -    20 day continuous test                                   100%  Design Rate
-    Total milling, over at least 20 days                          100%  125 tph
-    Crushed product size                                          100%  100%<250 mm
-    Milled product                                                100%  80%<75 microns

* Crushing and milling rates and other specifications are taken from the MDM LSTK Contract dated July 2005. The crusher circuit test will incorporate expected routine throughput from the tooth roll crusher to ensure performance adequate to process saprolite ores at a rate consistent with the Plan, and complementary to oxide ores processed through the crushing circuit.

PLANT RECOVERY OF GOLD                                             >95%  96%

-    Includes detail of both gravity and CIL circuits
     The Plan Rate is taken from the Plan for the first year expected recovery rate.

HEAD GOLD GRADES                                            >90%, <110%  TBD

- The plan grade will be taken from the Development Plan for the period of the Completion Test, and will be agreed prior to initiation of the Completion Test.

----------
* To be determined by reference to the details of the Development Plan prior to initiation of the Completion Test and by mutual agreement between Somita and Royal Gold.

**   tonnes per month

***  tonnes per hour

METAL PRODUCTION - RECOVERED                                       >83%  TBD

- The Plan Rate will be taken from the Development Plan for the period of the Completion Test, and will be agreed prior to initiation of the Completion Test.

RECONCILIATION OF TONNES & GRADE                                   >90%
    OF RESERVE DEPLETED, AND SUPPORTS THE PLAN

     (c) Somita shall give notice to Royal Gold of commencement of the ninety
(90) day period for operational completion testing for the Project, as contemplated in (1)(a) above, and up to a thirty (30) day period thereafter for receipt and review of results. The Operational Completion Test shall be as set out above and, for certainty, shall not include any financial tests. The Operational Completion Test results shall be summarized in a second notice to Royal Gold, and to the Project Engineer, which shall, if applicable, also state Somita's conclusion as to attainment of the Completion Test (the "Completion Test Notice").

Upon receipt of the Completion Test Notice, the Project Engineer shall have thirty (30) calendar days to either, by notice in writing to Somita:

          (i) confirm Somita's conclusion as to attainment of the Completion Test; or

          (ii) dispute such conclusion, giving the reasons therefor in writing.

A failure by the Project Engineer to provide either such notice within the thirty (30) day period shall be deemed confirmation of Somita's conclusion.

     (d) If the Completion Test Notice is so confirmed by the Project Engineer, and Somita and HRG shall have, by certificate or otherwise, demonstrated satisfaction with all remaining points (1)(b) through (1)(m) above, Royal Gold shall relieve Shareholder of its pledge of its shareholding in Somita (90% of the outstanding shares) and International of its pledge of its shareholding in Shareholder, and all obligations of HRG, Shareholder and International to Royal Gold under this or any other document or understanding in connection with the Project shall absolutely cease and terminate, but only to the extent set forth in such document or understanding, and all security documents from such parties shall be released, but only to the extent set forth in such document (with Royal Gold filing such discharges, releases or other like documentation as may be necessary or desirable, and all as reasonably requested by High River).

     (e) If the Completion Test Notice is disputed by the Project Engineer, High River and the Project Engineer shall make immediate arrangements to meet to discuss, in bona fide good-faith manner, the reasons for the Project Engineer's dispute, and the plan to address such concerns, and then undertake a second Completion Test process, which shall be conducted on a basis mutatis mutandis with the process set out above. As a result of such discussions between Somita and the Project Engineer, Somita shall, not later than fourteen (14) calendar days after written notice from Royal Gold providing details of such failure, submit a detailed proposal covering the equipment replacement addition, repairs, remedial work, alterations or additions (collectively the "Remedial Work") that Somita believes are necessary to enable achievement and satisfaction of the Completion Test. Following Royal Gold review of and comment on the proposal, the parties shall agree to a reasonable test period, following completion of the Remedial Work at Somita's expense, to determine satisfaction of the Completion Test. If Somita and the Project Engineer are not able to agree upon such further process within thirty (30) days of the Project Engineer's dispute of Somita's conclusion as to the Completion Test, or otherwise as to Project Completion, either party may immediately initiate arbitration proceedings in respect of the dispute in accordance with Section 8.12 of the Agreement.

                                   SCHEDULE V

                            TRANCHE FUNDING SCHEDULE

Funding of the Royal Gold financing of the Taparko Bouroum project will occur based upon anticipated expenditures, and progress achieved.

The initial funding by Royal Gold will be $6,414,000 and will be paid to Somita for repayment of intercompany loans made by HRG to Somita prior to the funding date.

Monthly funding requests will be presented to Royal Gold in the format shown in Exhibit E - Form of Funding Request. These funding requests will be based upon the anticipated expenditures for the upcoming month for the Project development as outlined on the spreadsheet attached hereto. The funding requests will be reviewed and certified by the Project Engineer.

Upon reaching the cumulative funding amounts related to total Project percent progress ("Milestone Progress" in the table on the following page), Somita and the Project Engineer will together review the overall progress of the Project, and verify that the expected progress for the level of funding has been achieved. The milestone achievement will be confirmed or rejected by the Project Engineer using the Project Engineer Certificate shown in Exhibit F - Form of Project Engineer Certificate.

If the overall Project progress is at the level anticipated relative to the cumulative funding amounts shown in the table below, payments of funding requests will continue. If the progress of the overall Project is lagging the anticipated progress figures in the table below, payments by Royal Gold will be suspended until overall Project progress has achieved the corresponding level expected.

TRANCHE FUNDING SCHEDULE

MILESTONE   CUMULATIVE    EXPECTED     CUMULATIVE   ANTICIPATED
 PROGRESS    PROGRESS*    FUNDING**      AMOUNT         DATE      YEAR
---------   ----------   ----------   -----------   -----------   ----
INITIAL         15%      $6,414,000   $ 6,414,000     November    2005
                17%      $1,200,000   $ 7,614,000     November    2005
                19%      $  180,000   $ 7,794,000     December    2005
20%***          25%      $4,257,000   $12,051,000     January     2006
                32%      $4,528,000   $16,579,000     February    2006
                39%      $1,639,000   $18,218,000      March      2006
40%             49%      $3,465,000   $21,683,000      April      2006
                58%      $2,251,000   $23,934,000       May       2006
60%             68%      $3,999,000   $27,933,000       June      2006
                78%      $1,115,000   $29,048,000       July      2006
                87%      $2,394,000   $31,442,000      August     2006
90%             94%      $1,352,000   $32,794,000    September    2006
                97%      $1,100,000   $33,894,000     October     2006
                99%      $1,106,000   $35,000,000     November    2006
100%           100%      $        0   $35,000,000     December    2006

*    End of month progress

**   Expenditure expectation for the month

*** 20% Completion Certificate required before approval of February funding request and similarly for each Milestone indicated

                                   EXHIBIT D-1

                        CONVEYANCE OF PRODUCTION PAYMENTS
                                  (PP1 AND PP2)


         This CONVEYANCE OF PRODUCTION PAYMENTS (this "Conveyance"), dated as of ___________, 200__ (the "Effective Date"), is from SOCIETE DES MINES DE TAPARKO, also known as SOMITA, SA, a societe anonyme formed under the laws of the Republic of Burkina Faso ("Grantor") to ROYAL GOLD, INC., a corporation formed under the laws of Delaware, USA. ("Grantee").

                                    RECITALS

         A. Grantor and Grantee have entered into a Funding Agreement dated as of ______________, 2005 (the "Funding Agreement"), pursuant to which Grantee has agreed to provide Grantor funding in the amount of U.S. $35,000,000 to be used in the development of the Taparko - Bouroum Project (defined below) in Burkina Faso.

         B. As consideration for such funding, Grantor has agreed to grant to Grantee, among other things, certain production payments relating to the Taparko
- Bouroum Project, as more specifically described herein.

                                    AGREEMENT

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee agree as follows:


                                    ARTICLE I

                           DEFINITIONS AND REFERENCES

         1.1 General Definitions. As used herein the terms "Conveyance," "Grantor" and "Grantee" shall have the meanings ascribed thereto above, and the following terms shall have the following meanings:

         "Average Gold Price" means, for any calendar month, the average daily P.M. price fixed for gold by the London Bullion Association as reported in the Wall Street Journal or any other agreed-upon successor publication for the applicable calendar month; provided. however, that for the purposes of calculating PP2, in no event shall the Average Gold Price exceed $1000 per ounce.

         "Bouroum Lands" means all of the land included in the Bouroum Permit, being approximately 11.7 square kilometers, which land is more particularly described in Schedule A attached hereto.

         "Bouroum Permit" means Decree No. 2005-342/PRES/PM/MCE/MFB issued by the Government of the Republic of Burkina Faso on June 21, 2005, a copy of which is attached hereto as Schedule A.

         "Funding Agreement" has the meaning set forth in Recital A.

         "Grantor's Account" means Grantor's metals account at Royal Bank of Canada Channel Islands, or such other metals account as Grantor may hereafter establish.

         "Lands" means the Bouroum Lands and the Taparko Lands.

         "Month" means a calendar month.

         "PP1" has the meaning set forth in Section 2.1(a) below.

         "PP2" has the meaning set forth in Section 2.2(b) below.

         "PP2 Production Payment Rate" means the rate, expressed as a percentage, calculated as follows:

                  (a) when the Average Gold Price for such Month is $430 per ounce or more, the Average Gold Price for such Month divided by 100 (e.g., a $440 gold price divided by 100 = 4.4%);

                  (b) when the Average Gold Price for such Month is $385 per ounce or less, the Average Gold Price for such Month divided by 90; and

                  (c) when the Average Gold Price for such month is between $385 and $430 per ounce, 4.3%.

         "Planned Recoverable Ounces" means 804,420 troy ounces of gold.

         "Production Payments" shall have the meaning given such term in Section
2.1 hereof.

         "Taparko - Bouroum Project" means development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and the Taparko Processing Facility.

         "Taparko Lands" means that portion of the land included in the Taparko Permit that is more particularly described in Schedule B hereto, being approximately 34.7 square kilometers out of the total 666.5 square kilometers included in such permit.

         "Taparko Permit" means Decree No. 2004-329/PRES/PM/MCE/MFB/MEDE/MECV issued by the Government of the Republic of Burkina Faso on August 6, 2004, a copy of which is attached hereto as Schedule B.

         "Taparko Processing Facility" means the CIL processing facility to be constructed by Grantor on or adjacent to the Taparko Lands, capable of milling and processing at least 1,000,000 tonnes of ore per year.

         "Through-Put Production" means all production processed through the Taparko Processing Facility, whether or not the same was mined from the Taparko Lands or the Bouroum Lands.

         1.2 Exhibits. All Exhibits attached to this Conveyance are part hereof for all purposes.

         1.3 References and Titles. All references in this Conveyance to Exhibits, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Articles, Sections, Subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Conveyance. The words "this Conveyance," "herein," "hereby," "hereunder" and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this Subsection" and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word "or" is not exclusive. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

                                   ARTICLE II


                                   CONVEYANCE

         2.1 Conveyance. Subject to the limitations set forth in this Article II, Grantor hereby grants, bargains, sells, conveys, assigns, sets over and delivers unto Grantee, as production payments, the following (each, a "Production Payment" and collectively, the "Production Payments"):

         (a) A fifteen percent (15%) production payment in and to all gold contained in the Through-Put Production, such production payment to be calculated as follows: (i) the total troy ounces of gold contained in Through-Put Production that are outturned to Grantor's Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) fifteen percent (15%) (the foregoing production payment is hereinafter called "PP1"); and

         (b) A variable rate production payment in and to all gold contained in the Through-Put Production, such production payment to be calculated as follows:
(i) the total troy ounces of gold contained in Through-Put Production that are outturned to Grantor's Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) the PP2 Production Payment Rate (the foregoing production payment is hereinafter called "PP2").

         To have and to hold the Production Payments unto Grantee, its successors and assigns forever, subject to the terms, provisions and conditions contained in this Conveyance.

         2.2 Limitations and Termination.

         (a) PP1 shall remain in full force and effect until the earlier of (i) payments made to Grantee under PP1 equaling US $35,000,000 (which, for greater certainty, shall include payments on account of withholdings if and to the extent required by applicable law, and all other applicable taxes) or (ii) the amount of the Through-Put Production is equal to or greater than the Planned Recoverable Ounces, and Grantor has made all payments under PP1 required to be made with respect thereto.

         (b) PP2 shall remain in full force and effect until the termination of PP1.

         (c) Upon termination of the Production Payments as above provided, all rights, titles and interests herein conveyed by Grantor shall automatically terminate and vest in Grantor and, upon request of Grantor, Grantee shall execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Production Payments.

         2.3 Limitation on Recourse. Grantee shall look solely to the Lands and, with respect to production from lands other than the Lands, the Through-Put Production, for satisfaction and discharge of the Production Payments, and Grantor shall not be personally liable for the payment and discharge thereof.

         2.4 Non-Operating, Non-Expense-Bearing Interests. The Production Payments conveyed hereby are non-operating, non-expense-bearing interests in and to production from the Lands and the Through-Put Production from lands other than the Lands, limited as set forth above, free of all cost and expense of production, operations, milling, smelting, refining and delivery prior to being outturned at Grantor's Account. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Taparko - Bouroum Project (or any part thereof) or incurred in connection with the production, operations, milling, smelting, refining and delivery of Through-Put Production prior to being outturned at Grantor's Account.

         2.5 Free of Royalties and Other Burdens. The Production Payments shall be free of (and without deduction therefrom of) any and all royalties and other burdens on production and shall bear no part of same; and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. For greater certainty, all Production Payments made hereunder shall be net of any withholdings or other amounts, if and to the extent required by applicable law, in respect of applicable taxes thereon.

                                   ARTICLE III


                           PAYMENT PROCEDURES; REPORTS

         3.1 Payments of Production Payments. Payments of the Production Payments shall be made on a calendar quarter basis, within ten (10) business days after the end of each calendar quarter, by check or wire transfer, at the election of Grantee, to the address set forth in Section 5.2. The amount of each payment shall be equal to the sum of the monthly amounts due for each Month during such calendar quarter. All payments shall be accompanied by statements that describe in reasonable detail the basis of calculation of the amounts paid under the Production Payments.

         3.2 Financial Reports. Subject to the confidentiality requirements of
Section 4.4, Grantee shall have the right to be supplied monthly with duplicate settlement sheets from any refinery, mill, smelter or other purchaser of Through-Put Production, whether or not Through-Put Production has been sold, and shall contain sufficient information as to the value, pricing and amounts of intermediate product and final product sold for Grantor's account so that Grantee will have access to all information and data that are reasonably necessary and appropriate for it to determine the amount of Production Payments due it under this Conveyance.

         3.3 Objection, Finality of Payments. Grantee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit by any authorized representative of Grantee of Grantor's accounts relating to the Production Payments. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten (10) business days' prior written notice by Grantee. All payments of Production Payments made in any calendar year shall be considered final and in full accord and satisfaction of all obligations of Grantor, unless Grantee gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the end of that calendar year. Grantor shall account for any agreed upon deficit or excess in payments of Production Payments made to Grantee by adjusting the next monthly statement and payment following completion of such audit to account for such deficit or excess.

                                   ARTICLE IV


           ADDITIONAL RIGHTS, OBLIGATIONS AND COVENANTS OF THE PARTIES

         4.1 Commingling of Production. Subject to the limitations, conditions and requirements of this Section 4.1, Grantor shall have the right to mix or commingle, either underground, at the surface, or at a processing plant or any other treatment facilities, any production from the Lands with ores or material derived from other lands or properties whether or not owned, leased or controlled by Grantor. Before commingling, Grantor shall weigh, measure, sample and analyze the respective ores and materials in accordance with sound mining and metallurgical practices such that the amount of gold recovered from the Lands can be reasonably and accurately determined. As products are produced from the commingled ores, Grantor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, Grantor may use procedures that are in accordance with best practices in the mining and metallurgical industry. The records relating to commingled ores shall be made available for inspection by Grantee, at Grantee's sole expense, at all reasonable times and shall be retained by Grantor for a period of one (1) year after the calendar year in which the commingling occurred. Notwithstanding the foregoing provisions of this Section 4.1, Grantor shall not commingle production from the Lands with ores or minerals derived from other lands or properties if such commingling has a reasonable likelihood of reducing the recovery rate of metals from the Lands below what the recovery rate would have been without commingling. Any disputes concerning commingling procedures or results or the applicability of the prohibition in the preceding sentence shall be resolved pursuant to the procedure set forth in Section 5.9.

         4.2 Geological and Other Data and Reports. From and after the date of execution of this Conveyance, Grantor shall deliver to Grantee not less frequently that quarterly, or otherwise shall make available, the following data and information relating to operations conducted on or for the benefit of the Lands and with respect to the Taparko Processing Facility:

         (a) The monthly operations and exploration report prepared by Grantor for operations on the Lands and with respect the Taparko Processing Facility;

         (b) The annual reserve report for the Lands prepared by Grantor, along with any updates, as and when any of the same have been finalized and approved by Grantor;

         (c) Grantor's life of mine plan relating to the Taparko - Bouroum Project;

         (d) The annual plan and budget prepared by Grantor relating to the Taparko - Bouroum Project and any amendments thereto, as and when any of the same have been finalized and approved by Grantor; and

         (e) Any additional material engineering or economic studies or analyses prepared by Grantor and relating to the Lands and the Taparko - Bouroum Project as and when any of the same have been finalized and approved by Grantor.

         4.3 Inspection. Grantee and its authorized agents who are experienced in mining operations, at Grantee's sole risk and expense, shall have the right, exercisable at reasonable intervals and during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Grantor's safety rules and regulations and so as not to interfere with Grantor's operations, to go upon the Lands and the premises of the Taparko Processing Facility for the purposes of inspecting same. Grantee shall furnish Grantor with prior written notice of the time and place of any inspection by Grantee pursuant to this Section 4.3. Grantee shall defend, indemnify and hold Grantor harmless from and against all costs incurred (including reasonable attorneys' fees and the costs of defending any such claims) based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Grantee, its agents or employees, while in or upon the Properties, unless such death, injury or damage results from Grantor's gross negligence or willful misconduct.

         4.4 Confidentiality. Grantee shall not, without the prior written consent of Grantor, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of Grantee who has a bona fide need to be informed) any information concerning operations, including exploration, on the Properties which is not generally available to the public; provided, however, that upon not less than five (5) days' prior written notice to Grantor setting forth the nature and content of the proposed disclosure, Grantee may disclose information or data pertaining to the Lands, the Taparko - Bouroum Project and the Taparko Processing Facility to:
(a) any third party to whom Grantee in good faith anticipates selling or assigning all or a part of its interest hereunder, or (b) any lender or underwriter from whom Grantee is seeking to obtain funds. Grantee shall require those parties to keep the information so provided confidential. If either Grantor or Grantee determines in good faith that a disclosure is required for compliance with applicable laws, rules, regulations or orders of any government agency or stock exchange having jurisdiction, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the other party, as is reasonably possible under the circumstances.

         4.5 No Abandonment of Properties. Until satisfaction of the Production Payments, Grantor shall not abandon the Taparko - Bouroum Project, which shall include, without limitation, suspension of construction, operation of maintenance of the Taparko - Bouroum Project, except for cessation of operations under care and maintenance.

         4.6 Processing of Ore from the Lands. Grantor hereby covenants and agrees with Grantee that all ore produced from the Lands shall be processed in the Taparko Processing Facility.

         4.7 Refining Contracts. Grantor hereby covenants and agrees with Grantee that during the entire term of this Conveyance, Grantor shall maintain in full force and effect refining contracts with smelter and/or refiners reasonably acceptable to Grantee, and Grantor shall use its best efforts to cause such refining contracts to provide for, where possible, payment by the refiner and/or smelter directly to Grantee of amounts due hereunder (i) in cash or, (ii) upon request by Grantee and if not prohibited by applicable law, in kind.

                                    ARTICLE V


                               GENERAL PROVISIONS

         5.1 Assignment. After Completion (as defined in the Funding Agreement) of the Taparko - Bouroum Project, either party may assign its interests under this Conveyance freely, in whole or in part; provided, however, that any transfer or conveyance by either party of any interest in the Production Payments or in the Lands or the Taparko Processing Facility shall be expressly made subject to, and the assignee or transferee shall commit in writing to be bound by, all of the terms and conditions and covenants of this Conveyance.

         5.2 Notices. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to each of the parties at its address below (unless changed by similar notice in writing given by the party whose address is to be changed):

         If  to Grantor:

                  Somita SA
                  01 B.P. 2509 OUAGADOUGOU 01
                  1648 Boulevard Tansoba TAB-KOM,
                  Secteur 25
                  Burkina Faso
                  Attention:  Directeur Generale
                  Facsimile:  226-50-358187

                  with a copy to Cassels Brock & Blackwell LLP:

                  Cassels Brock & Blackwell LLP
                  2100 Scotia Plaza, 40 King Street W.
                  Toronto, Ontario  M5H 3C2
                  Attention:  David Poynton
                  Facsimile:  (416) 644-9348


         If to Grantee:

                  Royal Gold, Inc.
                  1660 Wynkoop St.
                  Suite 1000
                  Denver, Colorado 80202-1132
                  Attention:  President
                  Facsimile Number: 303-595-9385


Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four
(24) hours of first attempted delivery.

         5.3 Amendments and Waiver. No modifications or waivers of the terms and conditions of this Conveyance shall be binding upon either party unless in writing, dated subsequent to the date of this Conveyance, and executed by an authorized representative of each party. No waiver by either party of a breach of any of the provisions of this Conveyance shall be construed as a waiver of any subsequent breach, whether of the same or of a different character.

         5.4 Relationship of the Parties. The relationship of the parties hereto is contractual only. The Production Payments shall not grant to Grantee any rights to participate or influence management or decision-making regarding operations on the Lands, Taparko - Bouroum Project or the Taparko Processing Facility, nor shall it obligate the Grantee to assume any responsibilities for costs of Grantor's operations on the Lands, Taparko - Bouroum Project or the Taparko Processing Facility or any liabilities resulting therefrom.

         5.5 Further Instruments. The parties hereto agree that they will execute any and all instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Conveyance.

         5.6 Binding Effect. This Conveyance shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         5.7 Continuation and Priority. The Production Payments granted to Grantee by this Conveyance shall continue for so long as Grantor, its successors and assigns retain any interest in the Lands, Taparko - Bouroum Project or the Taparko Processing Facility. These Production Payments shall have priority over, and in no event shall be subordinated to, any project or other financing that Grantor may obtain with respect to the Lands, Taparko - Bouroum Project or the Taparko Processing Facility after the Effective Date of this Conveyance, unless Grantee specifically so provides in writing. Grantee's rights to payments under the Production Payments shall not be subordinated to any other person or source by Grantor or any related party, except for statutory liens for amounts not yet due and payable and liens imposed by the Mining Convention applicable to the Lands or governing law to the extent not yet due and payable.

         5.8 Governing Law. Without regard to principles of conflicts of law, this Conveyance is made under and shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of the jurisdiction in which the real property is located (or which is otherwise applicable to the real property) necessarily governs with respect to procedural and substantive matters relating to the creation and enforcement of the interests created herein, the law of such other jurisdiction shall apply.

         5.9 Arbitration Conducted by International Chamber of Commerce. All disputes between the parties hereto (which for purposes of this Section 5.9 includes Grantor and Grantee and their respective parents, affiliates and subsidiaries) that arise out of, relate to or are in connection with this Agreement or any related agreement, will be exclusively, finally and conclusively settled by binding international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as specifically modified by this Agreement. The Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.

         (a) Initiation of Arbitration.

             (i) Prior to initiating an arbitration proceeding with the ICC, the parties shall negotiate in good faith to resolve the dispute. To that end, the party wishing to initiate negotiations shall notify the other party in writing about its intention to do so, including a brief summary of the disputed issue, its estimate of the amount in controversy, and suggesting a date and venue for a first meeting, at which the parties shall be represented by officers duly empowered to resolve the dispute. In the event that the parties are unable to resolve the dispute within a period of 15 days after commencement of such good faith negotiations, or upon agreement by the parties to submit the dispute to arbitration, either party may commence an arbitration proceeding by delivering a Request for Arbitration (the "Request for Arbitration") to the Secretariat of the ICC (the "Secretariat") in accordance with the terms of this Section 5.9 and the Rules.

             (ii) For all disputes, the arbitration hereunder shall be by three independent and impartial arbitrators. Grantor and Grantee shall each appoint one arbitrator within 30 days after the Request for Arbitration has been delivered to the Secretariat and the two arbitrators so appointed shall select a third arbitrator within 60 days after the Request for Arbitration has been delivered to the Secretariat. In the event that the parties or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the terms of this Section 5.9.

             (iii) Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, notwithstanding the provisions of Section 5.9(a)(i), pending completion of arbitration pursuant to this Section 5.9, either Grantor or Grantee shall have the right to seek a temporary restraining order, injunctive relief or other interim or provisional relief on the ground that such relief would otherwise be available at law or in equity. If any such relief is obtained, the arbitration panel will address the continuance, modification or termination of such relief and their order and any such decision regarding relief shall be binding on the parties

         (b) Arbitration Procedures.

             (i) The arbitration shall be conducted in the English language in London, England or at such other location as the parties may agree.

             (ii) All disputes arising out of or in connection with this Agreement and relating to the Parties' rights and obligations in connection with this Agreement (including without limitation the validity of the agreement of the parties to arbitrate, the arbitrability of the issues submitted to arbitration hereunder, the existence and validity of the Agreement, and any conflict of laws issues arising in connection with the Agreement or this agreement to arbitrate) shall be finally settled in accordance with the Rules. In addition, where the Rules are silent, the proceedings before the "Arbitral Tribunal" (as defined in the Rules) shall be governed by the procedural rules established by the Arbitral Tribunal.

             (iii) The arbitration panel shall conduct a hearing no later than 90 days after delivery of the Request for Arbitration, and a decision shall be rendered by the arbitration panel within 30 days after the final hearing.

             (iv) At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitral Tribunal shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

         (c) Arbitral Awards.

             (i) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.

             (ii) Neither Grantor nor Grantee shall be entitled to, and no award shall include any amount for, lost profits or revenues, lost business opportunities, business interruption, or punitive or exemplary damages for any claim arbitrated pursuant to this Section 5.9.

             (iii) The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrators and other costs of the arbitration shall be borne equally by the parties, except when the arbitrators decide to impose the total cost on the defeated party.

         (c) Enforcement. All decisions of the Arbitral Tribunal shall be final and binding on the parties and may be entered against them in any court of competent jurisdiction. Any judgment rendered by the Arbitral Tribunal against a party may be executed against such party's assets in any jurisdiction where the party has assets. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the State of Colorado in any legal action or proceeding relating to such execution of judgment.

         (d) Limitations.

             (i) Any dispute brought pursuant to the terms of this Section 5.9 must be brought within two years of the date that the party aggrieved by the event or condition, or notice of such event or condition giving rise to the dispute becomes aware of the same.

             (ii) This agreement to arbitrate shall survive the rescission or termination of this Conveyance.


         5.10 Rule Against Perpetuities. Any right or interest granted under this Conveyance (including but not limited to Grantor's obligations under Sections 4.5 and 4.6) that would violate any applicable Rule Against Perpetuities or any similar rule of law, shall terminate twenty-one (21) years after the death of the last survivor of the children and grandchildren of Robert
F. Kennedy who are alive on the Effective Date.

         5.11 Recordation of Conveyance. Grantor and Grantee shall file and record executed counterparts of this Conveyance in official records as may be necessary and possible for the purpose of providing constructive notice to third parties of Grantor's and Grantee's respective rights and obligations hereunder with respect to the matters set forth herein.

         This Conveyance has been executed on the dates set forth below, to be effective as of the Effective Date.

                                            GRANTOR:

                                            SOCIETE DES MINES DE TAPARKO


                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------

                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------


                                            GRANTEE:

                                            ROYAL GOLD, INC.


                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------

                        [Add Appropriate Acknowledgments]

                           CONVEYANCE OF TAIL ROYALTY
                            AND GRANT OF MILLING FEE



         This CONVEYANCE OF TAIL ROYALTY AND GRANT OF MILLING FEE (this "Conveyance"), dated as of ___________, 200__ (the "Effective Date"), is from SOCIETE DES MINES DE TAPARKO, also known as SOMITA, SA, a societe anonyme formed under the laws of the Republic of Burkina Faso ("Grantor") to ROYAL GOLD, INC., a corporation formed under the laws of Delaware, USA. ("Grantee").

                                    RECITALS

         A. Grantor and Grantee have entered into a Funding Agreement dated as of December 1, 2005 (the "Funding Agreement"), pursuant to which Grantee has agreed to provide Grantor funding in the amount of U.S. $35,000,000 to be used in the development of the Taparko - Bouroum Project (defined below) in Burkina Faso.

         B. As consideration for such funding, Grantor granted to Grantee, among other things, certain production payments relating to the Taparko - Bouroum Project, as more specifically described in Conveyance of Production Payments (PP1 and PP2) dated _____________, 200__, from Grantor to Grantee (the "Production Payment Conveyance").

         C. As additional consideration for such funding, Grantor has agreed to grant to Grantee a tail royalty interest in all gold in, on and under and produced from the Taparko Lands and the Bouroum Lands (defined below), and a milling fee on all gold produced from lands other than the Taparko Lands and the Bouroum Lands and processed at the Taparko Processing Facility (defined below), such payments to commence upon satisfaction of the obligations of Grantor under the Production Payment Conveyance.

                                    AGREEMENT

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee agree as follows:

                                    ARTICLE I

                           DEFINITIONS AND REFERENCES

         1.1 General Definitions. As used herein the terms "Conveyance," "Grantor" and "Grantee" shall have the meanings ascribed thereto above, and the following terms shall have the following meanings:

         "Average Gold Price" means, for any calendar month, the average daily P.M. price fixing for gold by the London Bullion Association as reported in The Wall Street Journal or any other agreed upon successor publication for the applicable calendar month.

         "Bouroum Lands" means all of the land included in the Bouroum Permit, being approximately 11.7 square kilometers, which land is more particularly described in Schedule A attached hereto.

         "Bouroum Permit" means Decree No. 2005-342/PRES/PM/MCE/MFB issued by the Government of the Republic of Burkina Faso on June 21, 2005, a copy of which is attached hereto as Schedule A.

         "Funding Agreement" has the meaning set forth in Recital A.

         "Government" means the Government of the Republic of Burkina Faso, including, without limitation, the executive, legislative and judicial branches thereof, including, without limitation, the Ministry for Energy and Mines.

         "Grantor's Account" means Grantor's metals account at Royal Bank of Canada Channel Islands, or such other metals account as Grantor may hereafter establish.

         "Interests" means the Tail Royalty and the Milling Fee, collectively.

         "Lands" means the Bouroum Lands and the Taparko Lands.

         "Milling Fee" has the meaning set forth in Section 2.2.

         "Month" means a calendar month.

         "Tail Royalty" has the meaning set forth in Section 2.1.

         "Taparko - Bouroum Project" means development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and the Taparko Processing Facility.

         "Taparko Lands" means that portion of the land included in the Taparko Permit that is more particularly described in Schedule B hereto, being approximately 34.7 square kilometers out of the total 666.5 square kilometers included in such permit.

         "Taparko Permit" means Decree No. 2004-329/PRES/PM/MCE/MFB/MEDE/MECV issued by the Government of the Republic of Burkina Faso on August 6, 2004, a copy of which is attached hereto as Schedule B.

         "Taparko Processing Facility" means the CIL processing facility to be constructed by Grantor on or adjacent to the Taparko Lands, capable of milling and processing at least 1,000,000 tonnes of ore per year.

         "Through-Put Production" means all production processed through the Taparko Processing Facility, whether or not the same was mined from the Taparko Lands or the Bouroum Lands.

         "Year" means a calendar year.

         1.2 Exhibits. All Exhibits attached to this Conveyance are part hereof for all purposes.

         1.3 References and Titles. All references in this Conveyance to Exhibits, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Articles, Sections, Subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Conveyance. The words "this Conveyance," "herein," "hereby," "hereunder" and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this Subsection" and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word "or" is not exclusive. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

                                   ARTICLE II

                              CONVEYANCE AND GRANT

         2.1 Conveyance of Tail Royalty. Subject to the limitations set forth in this Article II, Grantor hereby grants, bargains, sells, conveys, assigns, sets over and delivers unto Grantee a two percent (2%) royalty in and to all gold contained in, on and under and produced from the Lands, such royalty to be calculated as follows: (i) the total troy ounces of gold produced from the Lands and contained in Through-Put Production that are outturned to Grantor's Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) two percent (2%) (the "Tail Royalty").

         To have and to hold the Tail Royalty unto Grantee, its successors and assigns forever, subject to the terms, provisions and conditions contained in this Conveyance.

         2.2 Grant of Milling Fee. Subject to the limitations set forth in this
Article II, Grantor hereby grants, assigns and conveys to Grantee an interest in the Taparko - Bouroum Project in the form of a milling fee equal to 0.75% of the total amount of gold passed through the Taparko Processing Facility that is produced from lands other than the Lands, calculated as follows: (i) the total troy ounces of gold produced from lands other than the Lands and contained in Through-Put Production that are outturned to Grantor's Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) 0.75% (the "Milling Fee"); provided, however, that the Milling Fee shall only apply to the milling and processing of the first one million (1,000,000) tonnes of ore per Year from lands other than the Lands; provided further that such amount shall be reduced by the number of tonnes of ore per Year from the Lands (e.g., if in a given Year, the Taparko Processing Facility processes 800,000 tonnes of ore from the Lands and 500,000 tonnes of ore from Lands other than the Lands, then the Milling Fee would only apply to 200,000 tonnes of ore); provided further that for the Year in which the first payment of the Milling Fee is made (which is likely to be less than a full calendar year), the 1,000,000 limit shall be proportionately reduced to the number of days remaining in such year after commencement of payment of the Milling Fee
(e.g., if the payment of the Milling Fee commences on September 14, the limit of the payment on the Milling Fee would be 108/ 365 of 1,000,000 - i.e., 295,890
- tonnes of ore during such year).

         2.3 Calculation and Commencement of Payments. The calculation and payment of amounts owing under the Tail Royalty and the Milling Fee shall not commence until satisfaction of all obligations of Grantor under the Production Payment Conveyance.

         2.4 Limitation on Recourse. Grantee shall look solely to the Lands for satisfaction and discharge of the Tail Royalty, and shall look solely to the Through-Put Production for satisfaction and discharge of the Milling Fee, and Grantor shall not be personally liable for the payment and discharge thereof.

         2.5 Non-Operating, Non-Expense-Bearing Interests. The Tail Royalty conveyed hereby is a non-operating, non-expense-bearing interest in and to production from the Lands. The Milling Fee conveyed hereby is a non-operating, non-expense bearing limited royalty interest in and to the Through-Put Production from lands other than the Lands. Each of the Interests is limited as set forth above, free of all cost and expense of production, operations, milling, smelting, refining and delivery prior to being outturned at Grantor's Account. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Taparko - Bouroum Project (or any part thereof) or incurred in connection with the production, operations, milling, smelting, refining and delivery of Through-Put Production prior to being outturned at Grantor's Account.

         2.5 Free of Royalties and Other Burdens. The Interests shall be free of (and without deduction therefrom of) any and all royalties and other burdens on production and shall bear no part of same; and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. For greater certainty, all payments made hereunder shall be net of any withholdings or other amounts, if and to the extent required by applicable law, in respect of applicable taxes thereon.



                                   ARTICLE III

                           PAYMENT PROCEDURES; REPORTS


         3.1 Payments of Tail Royalty and Milling Fee. Payments of the Interests shall be made on a calendar quarter basis, within ten (10) business days after the end of each calendar quarter, by check or wire transfer, at the election of Grantee, to the address set forth in Section 5.2. The amount of each payment shall be equal to the sum of the monthly amounts due for each Month during such calendar quarter. All payments shall be accompanied by statements that describe in reasonable detail the basis of calculation of the amounts paid under the Interests.

         3.2 Financial Reports. Subject to the confidentiality requirements of
Section 4.4, Grantee shall have the right to be supplied monthly with duplicate settlement sheets from any refinery, mill, smelter or other purchaser of Through-Put Production, whether or not Through-Put Production has been sold, and shall contain sufficient information as to the value, pricing and amounts of intermediate product and final product sold for Grantor's account so that Grantee will have access to all information and data that are reasonably necessary and appropriate for it to determine the amount of the Interests due it under this Conveyance.

         3.3 Objection, Finality of Payments: Grantee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit by any authorized representative of Grantee of Grantor's accounts relating to the Interests. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten (10) business days' prior written notice by Grantee. All payments under the Interests made in any Year shall be considered final and in full accord and satisfaction of all obligations of Grantor, unless Grantee gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the end of that Year. Grantor shall account for any agreed upon deficit or excess in payments of the Interests made to Grantee by adjusting the next monthly statement and payment following completion of such audit to account for such deficit or excess.

         3.4 Copies of Reports to Government. Grantor shall provide Grantee with copies of any reports that Grantor is required to make to the Government within thirty (30) days after submitting same to the Government.

         3.5 Annual Environmental Compliance Report. Within ninety (90) days after the end of each Year, Grantor shall provide to Grantee an environmental compliance report summarizing the environmental performance of operations at the Taparko-Bouroum Project during that Year and provide sufficient information for Grantee to monitor the performance of such operations with respect to environmental protection, including, at a minimum, narrative summaries of (i) the results of any environmental monitoring or sampling activity, (ii) accidents that impact the environment or result in the loss of life, and (iii) environmental deficiencies that are identified by environmental regulatory authorities of the Government and any remedial actions taken or proposed to be taken with respect thereto.

                                   ARTICLE IV


           ADDITIONAL RIGHTS, OBLIGATIONS AND COVENANTS OF THE PARTIES

         4.1 Commingling of Production.


             (a) Subject to the limitations, conditions and requirements of this
Section 4.1, Grantor shall have the right to mix or commingle, either underground, at the surface, or at a processing plant or any other treatment facilities, any production from the Lands with ores or material derived from other lands or properties whether or not owned, leased or controlled by Grantor.

             (b) Before commingling, Grantor shall weigh, measure, sample and analyze the respective ores and materials in accordance with sound mining and metallurgical practices such that the amount of gold recovered from the Lands can be reasonably and accurately determined. As products are produced from the commingled ores, Grantor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, Grantor may use procedures that are in accordance with best practices in the mining and metallurgical industry. The records relating to commingled ores shall be made available for inspection by Grantee, at Grantee's sole expense, at all reasonable times and shall be retained by Grantor for a period of one (1) year after the calendar year in which the commingling occurred.

             (c) Notwithstanding the foregoing provisions of this Section 4.1, Grantor shall not commingle production from the Lands with ores or minerals derived from other lands or properties if such commingling has a reasonable likelihood of reducing the recovery rate of metals from the Lands below what the recovery rate would have been without commingling. Any disputes concerning commingling procedures or results or the applicability of the prohibition in the preceding sentence shall be resolved pursuant to the procedure set forth in
Section 5.9.

         4.2 Geological and Other Data and Reports. From and after the date of execution of this Conveyance, Grantor shall deliver to Grantee not less frequently that quarterly, or otherwise shall make available, the following data and information relating to operations conducted on or for the benefit of the Lands and with respect to the Taparko Processing Facility:

         (a) The monthly operations and exploration report prepared by Grantor for operations on the Lands and with respect the Taparko Processing Facility;

         (b) The annual reserve report for the Lands prepared by Grantor, along with any updates, as and when any of the same have been finalized and approved by Grantor;

         (c) Grantor's life of mine plan relating to the Taparko - Bouroum Project;

         (d) The annual plan and budget prepared by Grantor relating to the Taparko - Bouroum Project and any amendments thereto, as and when any of the same have been finalized and approved by Grantor; and

         (e) Any additional material engineering or economic studies or analyses prepared by Grantor and relating to the Lands and the Taparko - Bouroum Project as and when any of the same have been finalized and approved by Grantor.

         4.3 Inspection. Grantee and its authorized agents who are experienced in mining operations, at Grantee's sole risk and expense, shall have the right, exercisable at reasonable intervals and during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Grantor's safety rules and regulations and so as not to interfere with Grantor's operations, to go upon the Lands and the premises of the Taparko Processing Facility for the purposes of inspecting same. Grantee shall furnish Grantor with prior written notice of the time and place of any inspection by Grantee pursuant to this Section 4.3. Grantee shall defend, indemnify and hold Grantor harmless from and against all costs incurred (including reasonable attorneys' fees and the costs of defending any such claims) based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Grantee, its agents or employees, while in or upon the Properties, unless such death, injury or damage results from Grantor's gross negligence or willful misconduct.

         4.4 Confidentiality. Grantee shall not, without the prior written consent of Grantor, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of Grantee who has a bona fide need to be informed) any information concerning operations, including exploration, on the Properties which is not generally available to the public; provided, however, that upon not less than five (5) days' prior written notice to Grantor setting forth the nature and content of the proposed disclosure, Grantee may disclose information or data pertaining to the Lands, the Taparko - Bouroum Project and the Taparko Processing Facility to: (a) any third party to whom Grantee in good faith anticipates selling or assigning all or a part of its interest hereunder, or (b) any lender or underwriter from whom Grantee is seeking to obtain funds. Grantee shall require those parties to keep the information so provided confidential. If either Grantor or Grantee determines in good faith that a disclosure is required for compliance with applicable laws, rules, regulations or orders of any government agency or stock exchange having jurisdiction, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the other party, as is reasonably possible under the circumstances.

         4.5 Abandonment of Properties. From and after satisfaction of the obligations under the Production Payment Conveyance, Grantor may elect at any time to terminate or abandon its interests in the Lands and the Taparko Processing Facility at any time as it may in its sole discretion deem appropriate, subject only to the provisions of this Section 4.5. In the event that Grantor wishes to abandon any or all of it interest in the Lands or the Taparko Processing Facility, except for cessation of operations under care and maintenance, Grantor shall provide Grantee with not less than forty-five (45) days prior notice of its intention to do so and offer to transfer such interests to Grantee. At any time during the forty-five (45) day period, Grantee may notify Grantor that it elects to accept transfer of such interests. In that event, Grantor shall transfer those interests to Grantee by quitclaim deed.

         4.6 Processing of Ore from the Lands. Grantor hereby covenants and agrees with Grantee that all ore produced from the Lands shall be processed in the Taparko Processing Facility.

         4.7 Refining Contracts. Grantor hereby covenants and agrees with Grantee that during the entire term of this Conveyance, Grantor shall maintain in full force and effect refining contracts with smelter and/or refiners reasonably acceptable to Grantee, and Grantor shall use its best efforts to cause such refining contracts to provide for, where possible: (i) payment by the refiner and/or smelter directly to Grantee of amounts due hereunder in cash or,
(ii) upon request by Grantee, and if not prohibited by law, in kind.

         4.8 Grantor Operations and Maintenance of the Taparko-Bouroum Project. Grantor shall conduct its operations on the basis of customary commercial practice and arm's-length arrangements, with due diligence and efficiency and under the supervision of qualified and experienced management. Grantor shall maintain, preserve, protect and keep the Taparko-Bouroum Project, and all of Grantor's property used or useful in connection therewith, in good condition (ordinary wear and tear and obsolescence excepted) in accordance with prudent industry standards, and in compliance with all applicable laws, in conformity with all applicable contracts, servitudes, leases, permits and agreements, and shall from time to time make all repairs renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, except where failure to do so could not nave a material adverse effect upon the Taparko-Bouroum Project.

         4.9 Compliance with Agreements and Law. Grantor shall perform all obligations it is required to perform under each lease, permit, agreement, contract or other instrument or obligation to which it is a party with respect to the Taparko-Bouroum Project, except where the failure to do so could not have a material adverse effect upon its ownership or operation of same. Grantor shall conduct its business and affairs with respect to the Taparko-Bouroum Project,
(i) in material compliance with all laws applicable thereto, (ii) in all material respects in accordance with the Development Plan, as defined in the Funding Agreement, (iii) in accordance with acceptable industry practice including maintaining a minimum of local standards and World Bank environmental guidelines (applicable under, World Bank and IFC Pollution, Prevention and Abatement Guidelines and the applicable IFC Safeguard Policies), and, where practicable, the International Cyanide Code and the Equator Principles; and (iv) in compliance, and causing its affiliates, subsidiaries, agents, employees, subcontractors, directors and officers to be in compliance, with the Foreign Corrupt Practices Act of 1977 (Pub.L. No. 95-213, Sections 101-104), as amended, and any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices. Grantor shall obtain and cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except where failure to comply could not have a material adverse effect upon the Taparko-Bouroum Project.

         4.10 Government Approvals and Notices. Grantor shall (i) obtain, and shall at all times maintain in full force and effect, all material registrations, declarations, filings, governmental consents, licenses, approvals, authorizations, and permits necessary for Grantor's operation of the Taparko-Bouroum Project, and (ii) undertake reasonable efforts to arrange for Grantee to receive from the Government copies of all correspondence, notices, decrees, orders and other writings issued by the Government to Grantor regarding the Taparko-Bouroum Project, but in any event, Grantor shall send Grantee copies of such materials promptly after receipt thereof.

                                    ARTICLE V


                               GENERAL PROVISIONS

         5.1 Assignment. After Completion (as defined in the Funding Agreement) of the Taparko - Bouroum Project, either party may assign its interests under this Conveyance freely, in whole or in part; provided, however, that any transfer or conveyance by either party of any interest in the Interests or in the Lands or the Taparko Processing Facility shall be expressly made subject to, and the assignee or transferee shall commit in writing to be bound by, all of the terms and conditions and covenants of this Conveyance.

         5.2 Notices. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to each of the parties at its address below (unless changed by similar notice in writing given by the party whose address is to be changed):


         If  to Grantor:

         Somita SA
         01 B.P. 2509 OUAGADOUGOU 01
         1648 Boulevard Tansoba TAN-KOM,
         Secteur 25
         Burkina Faso
         Attention: Directeur Generale
         Facsimile: 226-50-358187

         With copies to:

         High River Gold Mines Ltd.
         155 University Avenue
         Suite 1700
         Toronto, Ontario M5H 3B7
         Attention: President
         Facsimile: (416) 360-0010

         and

         Cassels Brock & Blackwell LLP
         2100 Scotia Plaza, 40 King Street W.
         Toronto, Ontario M5H 3C2
         Attention: David Poynton
         Facsimile: (416) 644-9348

         If to Grantee:

         Royal Gold, Inc.
         1660 Wynkoop St.
         Suite 1000
         Denver, Colorado 80202-1132
         Attention:  President
         Facsimile Number: 303-595-9385


Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four (24) hours of first attempted delivery.

         5.3 Amendments and Waiver. No modifications or waivers of the terms and conditions of this Conveyance shall be binding upon either party unless in writing, dated subsequent to the date of this Conveyance, and executed by an authorized representative of each party. No waiver by either party of a breach of any of the provisions of this Conveyance shall be construed as a waiver of any subsequent breach, whether of the same or of a different character.

         5.4 Relationship of the Parties. The relationship of the parties hereto is contractual only. The Interests shall not grant to Grantee any rights to participate or influence management or decision-making regarding operations on the Lands, Taparko - Bouroum Project or the Taparko Processing Facility, nor shall it obligate the Grantee to assume any responsibilities for costs of Grantor's operations on the Lands, Taparko - Bouroum Project or the Taparko Processing Facility or any liabilities resulting therefrom.

         5.5 Further Instruments. The parties hereto agree that they will execute any and all instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Conveyance.

         5.6 Binding Effect. This Conveyance shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         5.7 Continuation and Priority. The Tail Royalty and Milling Fee granted to Grantee by this Conveyance shall continue for so long as Grantor, its successors and assigns retain any interest in the Lands, Taparko - Bouroum Project or the Taparko Processing Facility. The Interests shall have priority over, and in no event shall be subordinated to, any project or other financing that Grantor may obtain with respect to the Lands, Taparko - Bouroum Project or the Taparko Processing Facility after the Effective Date of this Conveyance, unless Grantee specifically so provides in writing. Grantee's rights to payments under the Interests shall not be subordinated to any other person or source by Grantor or any related party, except for statutory liens for amounts not yet due and payable and liens imposed by the Mining Convention applicable to the Lands or governing law to the extent not yet due and payable.

         5.8 Governing Law. Without regard to principles of conflicts of law, this Conveyance is made under and shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of the jurisdiction in which the real property is located (or which is otherwise applicable to the real property) necessarily governs with respect to procedural and substantive matters relating to the creation and enforcement of the interests created herein, the law of such other jurisdiction shall apply.

         5.9 Arbitration Conducted by International Chamber of Commerce. All disputes between the parties hereto (which for purposes of this Section 5.9 includes Grantor and Grantee and their respective parents, affiliates and subsidiaries) that arise out of, relate to or are in connection with this Agreement or any related agreement, will be exclusively, finally and conclusively settled by binding international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as specifically modified by this Agreement. The Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.

         (a) Initiation of Arbitration.

             (i) Prior to initiating an arbitration proceeding with the ICC, the parties shall negotiate in good faith to resolve the dispute. To that end, the party wishing to initiate negotiations shall notify the other party in writing about its intention to do so, including a brief summary of the disputed issue, its estimate of the amount in controversy, and suggesting a date and venue for a first meeting, at which the parties shall be represented by officers duly empowered to resolve the dispute. In the event that the parties are unable to resolve the dispute within a period of 15 days after commencement of such good faith negotiations, or upon agreement by the parties to submit the dispute to arbitration, either party may commence an arbitration proceeding by delivering a Request for Arbitration (the "Request for Arbitration") to the Secretariat of the ICC (the "Secretariat") in accordance with the terms of this Section 5.9 and the Rules.

             (ii) For all disputes, the arbitration hereunder shall be by three independent and impartial arbitrators. Grantor and Grantee shall each appoint one arbitrator within 30 days after the Request for Arbitration has been delivered to the Secretariat and the two arbitrators so appointed shall select a third arbitrator within 60 days after the Request for Arbitration has been delivered to the Secretariat. In the event that the parties or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the terms of this Section 5.9.

             (iii) Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, notwithstanding the provisions of Section 5.9(a)(i), pending completion of arbitration pursuant to this Section 5.9, either Grantor or Grantee shall have the right to seek a temporary restraining order, injunctive relief or other interim or provisional relief on the ground that such relief would otherwise be available at law or in equity. If any such relief is obtained, the arbitration panel will address the continuance, modification or termination of such relief and their order and any such decision regarding relief shall be binding on the parties

         (b) Arbitration Procedures.

             (i) The arbitration shall be conducted in the English language in London, England or at such other location as the parties may agree.

             (ii) All disputes arising out of or in connection with this Agreement and relating to the Parties' rights and obligations in connection with this Agreement (including without limitation the validity of the agreement of the parties to arbitrate, the arbitrability of the issues submitted to arbitration hereunder, the existence and validity of the Agreement, and any conflict of laws issues arising in connection with the Agreement or this agreement to arbitrate) shall be finally settled in accordance with the Rules. In addition, where the Rules are silent, the proceedings before the "Arbitral Tribunal" (as defined in the Rules) shall be governed by the procedural rules established by the Arbitral Tribunal.

             (iii) The arbitration panel shall conduct a hearing no later than 90 days after delivery of the Request for Arbitration, and a decision shall be rendered by the arbitration panel within 30 days after the final hearing.

             (iv) At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitral Tribunal shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

         (c) Arbitral Awards.

             (i) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.

             (ii) Neither Grantor nor Grantee shall be entitled to, and no award shall include any amount for, lost profits or revenues, lost business opportunities, business interruption, or punitive or exemplary damages for any claim arbitrated pursuant to this Section 5.9.

             (iii) The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrators and other costs of the arbitration shall be borne equally by the parties, except when the arbitrators decide to impose the total cost on the defeated party.

         (c) Enforcement. All decisions of the Arbitral Tribunal shall be final and binding on the parties and may be entered against them in any court of competent jurisdiction. Any judgment rendered by the Arbitral Tribunal against a party may be executed against such party's assets in any jurisdiction where the party has assets. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the State of Colorado in any legal action or proceeding relating to such execution of judgment.

         (d) Limitations.

             (i) Any dispute brought pursuant to the terms of this Section 5.9 must be brought within two years of the date that the party aggrieved by the event or condition, or notice of such event or condition giving rise to the dispute becomes aware of the same.

             (ii) This agreement to arbitrate shall survive the rescission or termination of this Conveyance.

         5.10 Rule Against Perpetuities. Any right or interest granted under this Conveyance (including but not limited to Grantor's obligations under Sections 4.5 and 4.6) that would violate any applicable Rule Against Perpetuities or any similar rule of law, shall terminate twenty-one

(21) years after the death of the last survivor of the children and grandchildren of Robert F. Kennedy who are alive on the Effective Date.

         5.11 Recordation of Conveyance. Grantor and Grantee shall file and record executed counterparts of this Conveyance in official records as may be necessary and possible for the purpose of providing constructive notice to third parties of Grantor's and Grantee's respective rights and obligations hereunder with respect to the matters set forth herein.

         This Conveyance has been executed on the dates set forth below, to be effective as of the Effective Date.

                                            GRANTOR:

                                            SOCIETE DES MINES DE TAPARKO



                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------

                                                        and

                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------


                                            GRANTEE:

                                            ROYAL GOLD, INC.


                                            By:
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------
                                            Date:
                                                   -----------------------------

                           ACKNOWLEDGMENT CERTIFICATES

[Forms that conform to Burkina Faso law to be provided by Burkina Faso Counsel prior to execution]